Exhibit 10.9

OCV FUND I, L.P.
SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP
AGREEMENT

Table of Contents
Page
ARTICLE 1    NAME, PURPOSE AND OFFICES OF PARTNERSHIP                1
1.1    Name                                            1
1.2    Purpose                                            1
1.3    Principal Offices                                    1
1.4    Registered Agent and Office                                2
ARTICLE 2    TERM OF PARTNERSHIP                                2
2.1    Term                                            2
2.2    Events Affecting a Member of the General Partner                    2
2.3    Events Affecting a Limited Partner of the Partnership                    2
2.4    Events Affecting the General Partner                            2
2.5    Removal of the General Partner                                2
2.6    Withdrawal of Initial Limited Partner                            3
ARTICLE 3    NAME AND ADMISSION OF PARTNERS                        3
3.1    Schedule of Partners                                    3
3.2    Admission of Additional Partners                            4
ARTICLE 4    CAPITAL ACCOUNTS, CAPITAL CONTRIBUTIONS AND NONCONTRIBUTING PARTNERS 5
4.1    Capital Accounts                                    5
4.2    Capital Contributions of the Limited Partners                        5
4.3    Capital Contributions of the General Partner                        7
4.4    Noncontributing Partners                                7
4.5    Suspension Period                                    11
ARTICLE 5    PARTNERSHIP ALLOCATIONS                            11
5.1    Allocation of Profit or Loss                                11
5.2    Reallocation of Contingent Losses                            13
5.3    Regulatory Allocations                                    13

5.4    Income Tax Allocations                                    14
ARTICLE 6    MANAGEMENT FEE; PARTNERSHIP EXPENSES                    14
6.1    Management Fee                                    14
6.2    Expenses                                        16
ARTICLE 7    WITHDRAWALS BY AND DISTRIBUTIONS TO THE PARTNERS            17
7.1    Interest                                            17
7.2    Withdrawals by the Partners                                17
7.3    Partners’ Obligation to Repay or Restore                        17
7.4    Tax Distributions                                    17
7.5    Discretionary Distributions                                18
7.6    Withholding Obligations                                19
ARTICLE 8    MANAGEMENT DUTIES AND RESTRICTIONS                    20
8.1    Management                                        20
8.2    No Control by the Limited Partners; No Withdrawal                    20
8.3    Existing Funds; Successor Funds; Other Activities and Investment Opportunities        21
8.4    Investment Restrictions                                    23
ARTICLE 9    INVESTMENT REPRESENTATION AND TRANSFER OF PARTNERSHIP INTERESTS    25
9.1    Investment Representation of the Limited Partners                    25
9.2    Qualifications of the Limited Partners                            25
9.3    Transfer by General Partner                                25
9.4    Transfer by Limited Partner                                25
9.5    Requirements for Transfer                                26
9.6    Substitution as a Limited Partner                            27
ARTICLE 10    DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP                28
10.1    Extension of Partnership Term                                28
10.2    Early Termination of the Partnership                            28

10.3    Winding Up Procedures                                    28
10.4    Payments in Liquidation                                    29
10.5    Return of Excess Distributions                                29
ARTICLE 11    FINANCIAL ACCOUNTING, REPORTS AND MEETINGS                30
11.1    Financial Accounting; Fiscal Year                            30
11.2    Supervision; Inspection of Books                            30
11.3    Quarterly Reports                                    30
11.4    Annual Report; Financial Statements of the Partnership                    31
11.5    Tax Returns                                        31
11.6    Tax Matters Partner; Partnership Representative                    31
11.7    Website Based Reporting                                33
ARTICLE 12    VALUATION AND ADVISORY COMMITTEE                    33
12.1    Valuation                                        33
12.2    Advisory Committee                                    34
ARTICLE 13    REGULATED PARTNERS                                35
13.1    ERISA Partners                                        35
13.2    Governmental Plan Partners                                36
13.3    Private Foundation Partners                                36
13.4    Bank Holding Company Act Partners                            37
ARTICLE 14    CERTAIN DEFINITIONS                                37
14.1    Accounting Period                                    37
14.2    Adjusted Asset Value                                    37
14.3    Affiliate                                            38
14.4    Capital Account                                        38
14.5    Capital Commitment; Committed Capital                        38
14.6    Carry Percentage                                    38

14.7    Code                                            38
14.8    Deemed Gain or Deemed Loss                                39
14.9    Fee Date                                        39
14.10    Final Closing Date                                    39
14.11    Idle Funds Income                                    39
14.12    Investment Period                                    39
14.13    Management Fee Percentage                                39
14.14    Marketable; Marketable Securities; Marketability                    39
14.15    Nonmarketable Securities                                39
14.16    Partnership Expenses                                    39
14.17    Partnership Percentage                                    39
14.18    Percentage in Interest; Majority in Interest                        40
14.19    Person                                            40
14.20    Portfolio Company                                    40
14.21    Prime Rate                                        40
14.22    Principals                                        40
14.23    Profit or Loss                                        40
14.24    Securities                                        41
14.25    Securities Act                                        41
14.26    Subscription Agreement                                    41
14.27    Treasury Regulations                                    41
ARTICLE 15    OTHER PROVISIONS                                41
15.1    Governing Law                                        41
15.2    Limitation of Liability of the Limited Partners                        41
15.3    Exculpation                                        42
15.4    Indemnification                                        42
15.5    Arbitration                                        45
15.6    Execution and Filing of Documents                            46
15.7    Other Instruments and Acts                                46

15.8    Binding Agreement                                    46
15.9    Notices; Electronic Transmission of Reports                        46
15.10    Power of Attorney                                    46
15.11    Amendment                                        47
15.12    Entire Agreement                                    48
15.13    Titles; Subtitles                                        48
15.14    Partnership Name                                    48
15.15    Confidentiality                                        48
15.16    Liability for Third Party Reports                                51
15.17    Anti-Money Laundering                                 51
15.18    Partnership Legal Matters                                51

Index of Defined Terms
Accounting Period                                    14.1
Act                                            Preamble
Activation Date                                        4.2(a)
Additional Partners                                     3.2(b)
Adjusted Asset Value                                    14.2
Administrator                                        15.5(a)
Advisers Act                                        8.1(b)
Advisory Committee                                    12.2
Affected Parties                                        15.15(a)
Affiliate                                            14.3
Affiliates Fund                                        8.3(b)
Agreement                                        Preamble
Applicable Tax Rate                                    7.4
Arbitration                                        15.5(a)
Arbitrator                                        15.5(a)
BHC Partner                                        13.4
Capital Account                                        14.4
Capital Commitment                                    14.5
Carry Percentage                                    14.6
Claim                                            15.5(a)
Code                                            14.7

Co-Investment Fund                                    8.3(d)
Co-Investment Opportunity                                8.3(d)
Committed Capital                                    14.5
Company Act                                        8.3(c)
Confidential Information                                15.15(a)
Contingent Loss                                        5.2(a)
Cooley                                            15.18(a)
Covered Persons                                    15.3
Deemed Gain                                        14.8
Deemed Loss                                        14.8
Defaulting Limited Partner                                4.4(b)
Default Notice                                        4.4(b)
Delaware Arbitration Act                                15.5(f)
DOL Regulations                                    4.2(b)
ERISA                                            9.5(a)(iv)
ERISA Partner                                        13.1(a)
FATCA                                            7.6(c)
Fee Date                                        14.9
Final Closing Date                                    14.10
FOIA Limited Partner                                    15.15(d)
Foreign Entity                                        8.4(i)
Fully Invested                                        8.3(a)
Fund Level Information                                    15.15(d)
GAAP                                            11.1
General Partner                                        Preamble
Governmental Plan Partner                                13.2
GP Group                                        8.3(d)
Idle Funds Income                                    14.11
Indemnified Parties                                    15.4(a)

Initial Closing Date                                    2.6
Interest Charge                                        3.2(c)
Internal Dispute                                        15.4(a)
Investment Period                                    14.12
Limited Partners                                    Preamble
Loss                                            14.23
Majority in Interest                                    14.18
Management Company                                    8.1(b)
Management Fee                                    6.1(a)
Management Fee Percentage                                14.13
Management Fee Savings                                6.1(d)
Marketable                                        14.14
Marketability                                        14.14
Marketable Securities                                    14.14
NASDAQ                                        12.1(a)(i)
Nonmarketable Securities                                14.15
Optionees                                        4.4(b)(vi)
Optionor                                        4.4(b)(vi)
Parallel Funds                                        8.3(b)
Partner(s)                                        3.1
Partnership                                        Preamble
Partnership Expenses                                    14.16
Partnership Legal Matters                                15.18(b)
Partnership Percentage                                    14.17
Partnership Representative                                11.6(b)
Payback                                        7.5(a)(i)
Percentage in Interest                                    14.18
Person                                            14.19
Pooled Vehicle Partner                                    15.15(e)

Portfolio Company                                    14.20
Portfolio Confidential Information                            15.15(e)
Prime Rate                                        3.2(c)/14.21
Prior Agreement                                    Preamble
Principals                                        14.22
Private Foundation Partner                                13.3
Profit                                            14.23
Qualified Purchaser Fund                                8.3(c)
Qualified Purchaser Limited Partner                            8.3(c)(i)
Regulatory Allocations                                    5.3(a)
Remaining Portion                                    4.4(b)(vi)(2)
Reporting Site                                        11.7
Securities                                        14.24
Securities Act                                        14.25
Side Funds                                        8.3(b)
Subject Reports                                        11.7
Successor Fund                                        8.3(a)
Subscription Agreement                                14.26
Suspension Event                                    4.5(b)
Suspension Event Notice                                4.5(b)
Tax Payments                                        7.6(a)
Termination Date                                    2.1
Transfer Expenses                                    9.5(b)
Treasury Regulations                                    14.27
Trigger Event                                        2.5(c)
VCOC                                            4.2(b)
VCOC Notice                                        4.2(b)

OCV FUND I, L.P.
SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
THIS SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) is made and entered into as of January 19, 2018, by and among OCV I GP, LLC, a Delaware limited liability company (the “General Partner”), and each of those persons admitted as limited partners from time to time (the “Limited Partners”), who hereby amend and restate the Amended and Restated Limited Partnership Agreement, dated October 19, 2016, of OCV FUND I, L.P., a Delaware limited partnership (the “Partnership”), in accordance with the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended (the “Act”), to read entirely as follows:
WITNESSETH
WHEREAS, the Partnership was formed under the Act pursuant to a Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware on September 8, 2016 and was originally governed by the Limited Partnership Agreement of the Partnership dated as of September 8, 2016 (the “Original Agreement”);
WHEREAS, the Original Agreement was amended and restated by the Amended and Restated Limited Partnership Agreement of the Partnership, dated as of October 19, 2016 (the “Prior Agreement”) in connection with the initial closing of the Partnership;
WHEREAS, the initial closing date of the Partnership occurred on October 19, 2016 (the “Initial Closing Date”); and
WHEREAS, the parties hereto desire to enter into this Second Amended and Restated Limited Partnership Agreement of the Partnership to make the modifications hereinafter set forth.
NOW THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend and restate the Prior Agreement in its entirety to read as follows:
ARTICLE 1
NAME, PURPOSE AND OFFICES OF PARTNERSHIP

1.1    Name. The name of the Partnership is OCV Fund I, L.P. The affairs of the Partnership shall be conducted under the Partnership name, or such other name as the General Partner may, in its discretion, determine.
1.2    Purpose. The primary purpose of the Partnership is to provide a limited number of select investors with the opportunity to realize long-term appreciation from public and private companies, with a particular focus on the technology and life science industries. The general purposes of the Partnership are to buy, sell, hold and otherwise invest in Securities of every kind and nature and rights and options with respect thereto, including, without limitation, stock, notes, bonds, debentures and evidence of indebtedness; to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to Securities held or owned by the Partnership; to enter into, make and perform all contracts and other undertakings; and to engage in all activities and transactions as may be necessary, advisable or desirable to carry out the foregoing.
1.3    Principal Offices. The principal office of the Partnership shall be at 4700 Wilshire Blvd., Los Angeles, California 90010, or such other place or places in the United States as the General Partner may from time to time designate, and the General Partner is authorized to amend the Certificate of Limited Partnership of the Partnership to reflect the foregoing, without the consent of any other Partner or other Person being required.
1.4    Registered Agent and Office. The name of the registered agent for service of process of the Partnership and the address of the Partnership’s registered office in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, or such other agent or office in the State of Delaware as the General Partner may from time to time designate, and the General Partner is authorized to amend the Certificate of Limited Partnership of the Partnership to reflect the foregoing without the consent of any other Partner or other Person being required.
ARTICLE 2
TERM OF PARTNERSHIP
2.1    Term. The term of the Partnership commenced upon the date of the filing of the Certificate of Limited Partnership of the Partnership with the office of the Secretary of State of the State of Delaware and shall continue until the tenth anniversary of the Activation Date (as defined in paragraph 4.2(a)) (the “Termination Date”), unless extended pursuant to paragraph 10.1 or sooner dissolved as provided in paragraph 10.2.
2.2    Events Affecting a Member of the General Partner. The death, temporary or permanent incapacity, insanity, incompetency, retirement, bankruptcy, expulsion, resignation, withdrawal or removal, liquidation, dissolution, reorganization, merger, sale of all or substantially all the stock or assets of, or other change in the ownership or nature of, any member of the General Partner shall not, in and of itself, dissolve the Partnership.
2.3    Events Affecting a Limited Partner of the Partnership. The death, temporary or permanent incapacity, insanity, incompetency, bankruptcy, expulsion, resignation, withdrawal or removal, liquidation, dissolution, reorganization, merger, sale of all or substantially all the stock or assets of, or other change in the ownership or nature of, a Limited Partner shall not, in and of itself, dissolve the Partnership.

2.4    Events Affecting the General Partner. Except as provided in paragraph 10.2 and to the fullest extent permitted by law, the bankruptcy, expulsion, resignation, withdrawal or removal, liquidation, dissolution, reorganization, merger, sale of all or substantially all the stock or assets of, or other change in the ownership or nature of, the General Partner shall not, in and of itself, constitute an “event of withdrawal” of the General Partner under the Act, and upon the happening of any such event, the affairs of the Partnership shall be continued without dissolution by the General Partner or any successor entity thereto.
2.5    Removal of the General Partner.
(a)    Promptly following a Trigger Event (as defined below), the General Partner shall provide written notice to the Limited Partners of the Trigger Event, and at the election of Sixty-Six and Two-Thirds Percent (66 2/3%) in Interest of the Limited Partners, pursuant to a written vote occurring during any time during the ninety (90) day period following such notice to the Limited Partners, the General Partner may be removed from its capacity as the general partner of the Partnership.
(b)    In the event of the removal of the General Partner pursuant to paragraph 2.5(a), the Limited Partners, acting by Sixty-Six and Two-Thirds Percent (66 2/3%) in Interest of the Limited Partners, shall be entitled to appoint a replacement general partner of the Partnership and thereafter the removed General Partner shall not be entitled to have any rights or powers of a general partner; provided, however, that the removed General Partner and any Indemnified Party shall remain entitled to exculpation and indemnification pursuant to paragraphs 15.3 and 15.4 hereof with respect to any matter arising prior to or out of events or circumstances existing prior to the General Partner’s removal. Such successor general partner will and is hereby authorized to continue the Partnership and exercise the rights, powers and obligations hereunder of the General Partner and, upon execution of a written acceptance of this Agreement shall be deemed admitted to the Partnership as a General Partner immediately prior to the removal of the prior general partner. The removed General Partner shall no longer be required to make additional capital contributions pursuant to paragraph 4.3 hereof. The removed General Partner’s interest shall be converted to that of a non-voting Limited Partner, and the removed General Partner shall be entitled thereafter to seventy-five percent (75%) of the allocations and distributions to which it would otherwise be entitled to receive had it not been removed when, as and if such allocations and distributions are made, in respect of all activities of and investments by the Partnership that occurred prior to the effective date of removal, subject to its repayment obligation with respect to such activities and investments under paragraph 10.5. The removed General Partner shall not be entitled to receive any payments of management fee that first become payable pursuant to paragraph 6.1 after the date of its removal.
(c)    For purposes of this paragraph 2.5, a “Trigger Event” shall have occurred if the General Partner or any Principal is (i) convicted of, or pleads guilty or nolo contendere to (A) any felony involving fraud, embezzlement, misappropriation of funds or any other act involving material improper personal benefit against the Partnership or its assets, or (B) any willful and material violation of any federal securities law that results in a material adverse effect to the Limited Partners that remains uncured for sixty (60) days following the date on which the General Partner receives written notice of such violation, or (ii) found by a court of competent jurisdiction or by a binding arbitration to have engaged in conduct constituting gross negligence or willful misconduct in connection with the performance of their obligations under this Agreement.; provided, however, that a Trigger Event shall be deemed not to have occurred with respect to clause (ii) above if, in the case of acts by an employee (for the avoidance of doubt, other than a Principal)

or other representative of the General Partner, the offending party is removed as an employee and/or other representative of the General Partner within thirty (30) days of the General Partner’s determination that such party had engaged in conduct that would otherwise have given rise to a Trigger Event and the Partnership has been made whole for any direct losses solely attributable to such offending party, if any; provided that the General Partner shall use reasonable diligence to ensure discovery of all “Trigger Events”.

ARTICLE 3
NAME AND ADMISSION OF PARTNERS
3.1    Schedule of Partners. Each Limited Partner being admitted to the Partnership on the date hereof shall be deemed admitted to the Partnership as a limited partner of the Partnership upon its execution and delivery (by or on behalf of such Person) of a counterpart of this Agreement and the acceptance thereof by the General Partner. The name and address of the General Partner and the Limited Partners (hereinafter the General Partner and Limited Partners shall be referred to collectively as the “Partners” and each individually as a “Partner”), the amount of each Partner’s Capital Commitment to the Partnership and such Partner’s Partnership Percentage shall be maintained as part of the Partnership’s books and records on a schedule of partners in the Partnership’s principal office. The General Partner shall, without the necessity of obtaining the consent of any other Partner, cause the books and records of the Partnership to be amended from time to time to reflect the admission of any new Partner, the withdrawal, partial withdrawal or substitution of any Partner, the transfer of interests among Partners, receipt by the Partnership of notice of any change of address of a Partner, or the change in any Partner’s Capital Commitment or Partnership Percentage. A confidential copy of the schedule of partners shall be kept on file at the principal office of the Partnership. Upon the request of any Limited Partner, the General Partner shall provide such Limited Partner with a version of the most recent schedule of partners disclosing only the Partnership’s Committed Capital, the General Partner’s Capital Commitment and such Limited Partner’s Capital Commitment and Partnership Percentage.
3.2    Admission of Additional Partners.
(a)    Except as provided in paragraphs 3.2(b), 4.4(b)(vi) and 9.6, an additional Person may be admitted as a Partner only with the consent of the General Partner and a Majority in Interest of the Limited Partners.
(b)    Notwithstanding paragraph 3.2(a), one or more Persons may be admitted to the Partnership as additional Limited Partners (“Additional Partners”) or existing Limited Partners may increase their Capital Commitments (such existing Limited Partners are referred to herein as Additional Partners for purposes of this Agreement to the extent of such Capital Commitment increase) with the consent of only the General Partner on or before December 31, 2017; provided that after such admission (or Capital Commitment increase), the amount of aggregate capital committed to the Partnership and all Parallel Funds does not exceed three hundred million dollars ($300,000,000).

(c)    Each Person who is to be admitted as an Additional Partner to the Partnership pursuant to this Agreement shall accede to this Agreement, and shall be admitted to the Partnership as a Limited Partner upon executing and delivering to the Partnership (i) a Subscription Agreement or other written document providing for such admission or Capital Commitment increase, (ii) a counterpart signature page to this Agreement or other written document as the General Partner deems appropriate in order for such Additional Partner to become bound by the terms of this Agreement, neither of which shall require the consent or approval of any other Partner, and (iii) unless waived by the General Partner in its sole discretion, pay simple interest with respect to the amount described in paragraph 3.2(d), at an annual rate equal to the floating commercial rate of interest published in the Wall Street Journal (or its successors) as its prime rate (the “Prime Rate”) as of the date of such Partner’s admission plus four percent (4%), for the period of time from the date each such capital contribution would have been due through the date of payment (an “Interest Charge”). Limited Partners admitted to the Partnership after the Initial Closing Date will not be entitled to share in any Idle Funds Income accruing prior to or contemporaneously with their admission date. An Interest Charge shall not be treated as a capital contribution by the additional person admitted as a Partner but rather shall be allocable as Idle Funds Income to the Partners in proportion to their respective Partnership Percentages during the applicable periods.
(d)    Each such Additional Partner shall contribute, on or after the date of its admission or the acceptance by the General Partner of its Capital Commitment increase, the same percentage of its Capital Commitment or its Capital Commitment increase, as the case may be, as has been contributed by the Limited Partners of the Partnership admitted prior to such date.
(e)    Upon the admission or Capital Commitment increase of any Additional Partner pursuant to this paragraph 3.2, the General Partner may, in its sole discretion, make a special distribution of all or a portion of the contribution of capital made by such Additional Partner pursuant to paragraph 3.2(d). Such distribution shall be made to all Partners in accordance with Partnership Percentages (as adjusted to reflect the admission of such Additional Partner), shall be deemed to be a return of capital to such Partners (and shall not be treated as a distribution for purposes of paragraph 4.2(d)(ii)), shall be added back to the unfunded Capital Commitments of such Partners and shall be subject to a capital call by the General Partner pursuant to paragraph 4.2(a).
ARTICLE 4
CAPITAL ACCOUNTS, CAPITAL CONTRIBUTIONS
AND NONCONTRIBUTING PARTNERS
4.1    Capital Accounts. An individual Capital Account shall be maintained for each Partner.
4.2    Capital Contributions of the Limited Partners.
(a)    Each Limited Partner shall contribute capital to the Partnership in cash as requested by the General Partner upon fifteen (15) business days’ prior written notice. The due date of the initial capital call of the Partnership shall be referred to as the “Activation Date.” Each capital contribution shall be made in accordance with Partnership Percentages. Notwithstanding anything in the foregoing to the contrary, no Limited Partner shall be required to contribute any capital following the Investment Period, except as may be necessary for (1) Partnership Expenses and the payment of the Management Fee pursuant to Article 6; (2) completion of transactions with respect to which the Partnership has entered into a binding commitment or which were in process prior to the expiration of the Investment Period; (3)

follow-on investments in the Securities of issuers in which the Partnership holds a pre-existing interest as of the date of such proposed follow-on investment; provided that the aggregate amount of capital invested in such follow-on investments shall not exceed forty percent (40%) of aggregate Capital Commitments; and (4) fulfillment of indemnification obligations to the Partnership, including, but not limited to, such Limited Partner’s obligations pursuant to paragraph 4.2(d). As soon as reasonably practicable following the Investment Period, the General Partner shall provide the Advisory Committee with a list of any binding commitments or transactions in process referenced in clause (2) above, where any such transaction has not been completed as of the end of the Investment Period. All capital contributions from the Limited Partners shall be made to the Partnership by wire transfer or other transfer of immediately available U.S. funds on or before the relevant due date to the account designated for such purpose. In no event shall any Limited Partner be required to contribute capital in an aggregate amount in excess of its Capital Commitment. Notwithstanding anything contained herein to the contrary, the General Partner may accept capital contributions from a Limited Partner in an amount that exceeds the amount requested by the General Partner. For the avoidance of doubt, the amount of capital contributed by a Limited Partner in excess of the amount of capital that such Limited Partner would have contributed pursuant to this paragraph had such Limited Partner contributed capital as requested by the General Partner shall be considered as an advance fulfillment of the eventual obligation of such Limited Partner to contribute capital to the Partnership and shall not accrue interest. Any such advanced amounts shall not (a) be treated as a capital contribution available to the Partnership until such time as such amounts would have been requested by the General Partner pursuant to the terms of this Agreement, or (b) be deemed delivered to the Partnership for purposes of the right of such Limited Partner to any allocations or distributions pursuant to the terms of this Agreement, and the General Partner may make any other necessary adjustments, in good faith, to further the intended economic arrangement with respect to such advanced amounts.
(b)    Notwithstanding paragraph 4.2(a) to the contrary, with respect to the Partnership’s initial request for capital contributions under paragraph 4.2, in the event that the sum of the Capital Commitments of all ERISA Partners (as defined in paragraph 13.1(a)) together equals or exceeds twenty-five percent (25%) of the Capital Commitments of all Limited Partners, then no ERISA Partner shall be required to contribute capital pursuant to this Agreement until such time as the General Partner shall have delivered notice (the “VCOC Notice”), to such ERISA Partner to the effect that the Partnership’s first portfolio company investment has qualified or will qualify upon its closing as a “venture capital investment” within the meaning of the U.S. Department of Labor regulations (“DOL Regulations”) such that the Partnership will qualify as a “venture capital operating company” (a “VCOC”) under applicable DOL Regulations. In the event that an ERISA Partner has not received the VCOC Notice prior to the date on which any capital contribution would otherwise be due under paragraph 4.2(a), such ERISA Partner shall pay such capital contribution into an interest-bearing escrow account designated by the General Partner. The terms of any such escrow account shall be reasonably satisfactory to such ERISA Partner and in compliance with ERISA (as defined in paragraph 9.5(a)(iv)) (including Dept. of Labor Adv. Op. 95-04A). Upon delivery of the VCOC Notice, all amounts in the escrow account shall be delivered to the Partnership in fulfillment of the ERISA Partner’s obligation under paragraph 4.2(a), and (ii) all income earned on amounts contributed to such escrow account shall be returned to the ERISA Partners pro rata according to their respective capital contributions to such escrow account.
(c)    The General Partner may, in its sole discretion, return to the Partners all or a portion of any cash capital contribution intended for a proposed investment that is not consummated as anticipated, or applied to the payment or reimbursement of expenses, or any other purpose, pro rata in accordance with their respective capital contributions; provided that such returned capital shall not otherwise be treated as a distribution under this Agreement and shall be added back to the unfunded Capital Commitments of such Partners and be subject to a capital call by the General Partner pursuant to paragraph 4.2(a).
(d)    (i) If, in the sole discretion of the General Partner, Partnership assets are insufficient to fulfill any liability or obligation of the Partnership (including, but not limited to, any indemnification obligation of the Partnership pursuant to paragraph 15.4), prior to the termination of the Partnership the General Partner may require each Partner to contribute capital to the Partnership in an amount up to such Partner’s unfunded Capital Commitment, if any.
(ii)    If, in the sole discretion of the General Partner, Partnership assets remain insufficient to fulfill any indemnification obligations or liabilities of the Partnership pursuant to paragraph 15.4 following the contribution to the Partnership of the maximum amount permitted by paragraph 4.2(d)(i), the General Partner may recall distributions previously made to the Partners solely for the purpose of fulfilling or satisfying such an obligation or liability. The obligation to recontribute distributions under this paragraph 4.2(d)(ii) shall be applied pro rata in proportion to the amount such obligation or liabilities would have reduced the distributions received by the Partners pursuant to this Agreement had such obligations or liabilities been incurred by the Partnership prior to the time such distributions were made (in each case, with any in kind distributions valued as of the date of distribution). In no event shall any Limited Partner be required to contribute capital pursuant to this paragraph 4.2(d)(ii) in an amount in excess of the lesser of (1) distributions previously received by such Partner (or such Partner’s predecessor in interest) from the Partnership (and not previously returned to the Partnership by such Partner pursuant to this Agreement or otherwise), and (2) twenty-five percent (25%) of such Partner’s Capital Commitment. In no event will the General Partner be permitted to recall any amounts distributed after the date two (2) years from the date of final liquidation of the Partnership.
4.3    Capital Contributions of the General Partner. The General Partner shall have an aggregate Capital Commitment to the Partnership and the Parallel Funds equal to at least one percent (1%) of the aggregate Capital Commitments of all Partners payable on the same schedule and in the same proportions as the Limited Partners’ capital contributions are made. Each capital contribution made by the General Partner shall be made in cash.
4.4    Noncontributing Partners.
(a)    The Partnership shall be entitled to enforce the obligations of each Limited Partner to make the contributions to capital set forth in paragraph 4.2 or this paragraph 4.4, and the Partnership shall have all remedies available at law or in equity if any such contribution is not so made. Such Limited Partner shall pay all costs and expenses incurred by the Partnership in connection with such Limited Partner’s failure to make a capital contribution, including, without limitation, attorneys’ fees and all fees and expenses incurred in connection with any legal proceeding relating to the failure of such Limited Partner to make such a contribution.
(b)    Additionally, without in any way limiting any remedy that the Partnership may pursue pursuant to paragraph 4.4(a), should any Limited Partner fail to make any of the capital contributions required of it under this Agreement, such Limited Partner shall be in default (a “Defaulting Limited Partner”). In the event of such default, the General Partner may, in its sole discretion, elect to enforce one or more of the provisions of this paragraph 4.4(b) in connection with such a default, to which each Limited Partner hereby expressly consents, provided such default shall have continued uncured for ten (10) or more days after delivery of the Default Notice described in the following sentence. The General Partner shall deliver written notice to such Defaulting Limited Partner if it determines to utilize one or more of the powers set forth in paragraph 4.4(a) or this paragraph 4.4(b) (a “Default Notice”). If the default shall have continued uncured for ten (10) or more days after delivery of the Default Notice, the Defaulting Limited Partner may not make any additional contributions of capital against such Defaulting Limited Partner’s Capital Commitment (other than to fund the Management Fee and Partnership Expenses, which contribution such Defaulting Limited Partner shall be required to make notwithstanding its failure to make a required capital contribution) without the written consent of the General Partner, which consent may be granted or denied in the sole discretion of the General Partner.
(i)    The General Partner may waive, in whole or in part, the requirement of payment with respect to any due and unpaid capital contributions by a Defaulting Limited Partner pursuant to this Agreement and reduce such Defaulting Limited Partner’s Capital Commitment and Partnership Percentage accordingly.
(ii)    The General Partner may extend the time for payment for a Defaulting Limited Partner of any due and unpaid capital contributions by such Defaulting Limited Partner pursuant to this Agreement.
(iii)    The General Partner may declare the entire amount of a Defaulting Limited Partner’s then unfunded Capital Commitment to be immediately due and payable.
(iv)    On behalf of the Partnership, the General Partner may enforce, by appropriate legal proceedings, the Defaulting Limited Partner’s obligation to make payment on the amount of any due and unpaid capital contributions by such Defaulting Limited Partner pursuant to this Agreement or to pay the entire amount of such Defaulting Limited Partner’s then unfunded Capital Commitment.
(v)    Should the General Partner, in its sole discretion, elect to exercise the provisions of this paragraph 4.4(b)(v), such Defaulting Limited Partner shall pay all expenses incurred or anticipated to be incurred by the Partnership in connection with the default and interest on the amount of the unpaid contribution to the Partnership then due at the Prime Rate plus four percent (4%) per annum (or if less, the highest rate permitted by applicable law), such interest to accrue from the date the contribution to the Partnership was required to be made pursuant to this Agreement until the date the contribution is made by such Defaulting Limited Partner, unless such payment is waived by the General Partner. The accrued interest shall be paid by the Defaulting Limited Partner to the Partnership upon payment of such contribution. The accrued interest so paid shall not be treated as an additional contribution to the capital of the Partnership, but shall be deemed to be income to the Partnership; provided that such income shall not be allocated to the Capital Account of the Defaulting Limited Partner. Until such time as the unpaid contribution and accrued interest thereon shall have been paid by the Defaulting Limited Partner, the General Partner may elect to withhold any or all distributions to be made to such Defaulting Limited Partner pursuant to Article 7 or Article 10 and recover any such unpaid contribution and accrued interest thereon by set off against any such distribution withheld.
(vi)    Should the General Partner, in its sole discretion, elect to exercise the provisions of this paragraph 4.4(b)(vi), the General Partner and the nondefaulting Limited Partners (the “Optionees”), shall have the right and the option, but not the obligation, to acquire the Partnership interest of the Defaulting Limited Partner (the “Optionor”), as follows:

(1)    The General Partner shall notify the Optionees of the default within twenty (20) days of the expiration of the ten (10) day notice period commencing upon delivery of the Default Notice. Such notice shall advise each Optionee of the portion and the price of the Optionor’s interest available to it. The portion available to each Optionee shall be a fraction, the numerator of which is its Capital Commitment and the denominator of which is the aggregate Capital Commitments of the Optionees. The aggregate price for the Optionor’s interest shall be fifty percent (50%) of the amount of the Optionor’s Capital Account calculated as of the due date of the additional contribution and adjusted to reflect the allocation of the appropriate proportion of the Partnership’s unrealized gains and losses as of the due date of such defaulted contribution. The price for each Optionee shall be prorated according to the portion of the Optionor’s interest purchased by each such Optionee. The option granted hereunder shall be exercisable for a period of thirty (30) days commencing on the date that is thirty (30) days following the date of the initial notice of default from the General Partner to the Optionor by delivery to the Optionor of a notice of exercise of option together with a nonrecourse promissory note for the purchase price and a security agreement in accordance with subparagraph (5) below, which notice and documents the General Partner shall promptly forward to the Optionor.
(2)    Should any Optionee not exercise its option within said thirty (30) day period provided in subparagraph (1), the General Partner shall immediately notify the other Optionees who have elected to exercise their option, which Optionees shall have the right and option ratably among them to acquire the portion of the Optionor’s interest not so acquired (the “Remaining Portion”) within thirty (30) days of the date of the notice specified in this subparagraph (2) on the same terms as provided in subparagraph (1).
(3)    Any amount of the Remaining Portion not acquired by the Optionees pursuant to subparagraph (2) may be acquired by the General Partner within thirty (30) days of the expiration of the thirty (30) day period specified in subparagraph (2) on the same terms as set forth in subparagraph (1); provided, however, that the General Partner may, but shall not be obligated to, make the additional contributions otherwise due from the Optionor with respect to the Remaining Portion so acquired (provided that the Capital Commitment shall be adjusted to reflect any nonpayment of such additional contributions). The General Partner shall provide notice to the Limited Partners regarding its acquisition of all or any portion of an Optionor’s interest in the Partnership pursuant to this subparagraph (3).
(4)    Any amount of the Remaining Portion not acquired by the Optionees and the General Partner pursuant to subparagraphs (2) or (3) may, if the General Partner deems it in the best interest of the Partnership, be sold by the General Partner to any other investor, on terms not more favorable to such parties than those applicable to the Optionees’ option, and upon the consent of the General Partner, any such third party purchaser may become a Limited Partner to the extent of the interest purchased hereunder.
(5)    The price due from each of the General Partner and the Optionees (and, if applicable, any third party purchaser pursuant to subparagraph (4)) shall be payable by a noninterest bearing, nonrecourse promissory note (in such form as the General Partner shall designate) due upon final liquidation of the Partnership. Each such note shall be secured by the portion of the Optionor’s Partnership interest so purchased by its maker pursuant to a security agreement in a form designated by the General Partner and shall be enforceable by the Optionor only against such security.
(6)    Upon exercise of any option hereunder, each Optionee (and, if applicable, any third party purchaser pursuant to subparagraph (4)) shall be obligated (A) to contribute to the Partnership that portion of the additional capital then due from the Optionor equal to the percentage of the Optionor’s interest purchased by such person and (B) except as otherwise provided in subparagraph (3), to pay the same percentage of any further contributions otherwise due from such Optionor on the date such contributions are otherwise due. Each person who purchases a portion of the Optionor’s Partnership interest shall be deemed to have acquired such portion as of the due date of the additional capital contribution with respect to which the Optionor defaulted, and any distributions made after the due date on account of the Optionor’s interest shall be distributed among such purchasers (and, unless the entire interest was purchased, the Optionor) in accordance with their ultimate respective interests in the Optionor’s interest. Distributions otherwise allocable to the Optionor under the preceding sentence shall first be used to offset any defaulted contribution of the Optionor still due to the Partnership. Upon completion of any transaction hereunder, the General Partner shall cause the schedule of partners to be amended to reflect all necessary changes resulting therefrom including, without limitation, admission of a purchaser as a Limited Partner, and adjustment of Capital Account balances, Capital Commitment amounts and Partnership Percentages as of the date of Optionor’s default to reflect the acquisition from Optionor of the appropriate pro rata portion of each such item (including, if applicable, the reduction of aggregate Capital Commitments and resulting adjustment of Partnership Percentages in connection with any acquisition of any Remaining Portion by the General Partner pursuant to subparagraph (3)). The purchase and transfer of the Partnership interest of the Optionor shall occur automatically upon exercise by any Optionee or the General Partner of its option hereunder, without any action by Optionor.
(7)    Notwithstanding the sale of any portion of an Optionor’s interest pursuant to this paragraph 4.4(b)(vi), such Optionor shall not be released from its unfunded Capital Commitment except as actually funded by the acquirer of any such portion of Optionor’s interest.
(8)    In the event that any amount of the Remaining Portion is not acquired by the Optionees, the General Partner and any third party purchasers pursuant to paragraphs 4.4(b)(vi)(1)-(4), then, in its sole discretion, the General Partner may apply any of the remedies described in paragraphs 4.4(a) and (b) to such unsold portion.
(vii)    The General Partner may, in its sole discretion, elect to remove such Defaulting Limited Partner from the Partnership, in which such event (1) one hundred percent (100%) of the Defaulting Limited Partner’s Capital Account balance shall be forfeited and reallocated to the Capital Accounts of the non-defaulting Partners proportionally, based on, with respect to each such Partner, the ratio that its Partnership Percentage immediately prior to such calculation bears to the aggregate Partnership Percentages of all Partners (other than the Defaulting Limited Partner) and (2) the Defaulting Limited Partner’s Partnership Percentage shall be reduced to zero.
(viii)    In addition to the foregoing, the General Partner may pursue any other remedy that the General Partner, in its sole discretion, deems advisable.
(c)    Notwithstanding any other provision of this Agreement, each Limited Partner (1) agrees that it will execute any instruments or perform any other acts that are or may be necessary to effectuate and carry out the transactions contemplated by this paragraph 4.4, and (2) designates and appoints the General Partner its true and lawful representative and attorney-in-fact, in its name, place, and stead to make, execute, sign, acknowledge, deliver or file any and all instruments, documents or certificates on behalf of any Defaulting Limited Partner in order to give effect to any remedy against such Defaulting Limited Partner (including, but not limited to, the remedies set forth in paragraph 4.4(b)).

(d)    The Partners agree that the General Partner’s authority and discretion to enforce any remedy against a Defaulting Limited Partner (including but not limited to the remedies set forth in this paragraph 4.4) supersede any fiduciary duties of the General Partner to such Defaulting Limited Partner. The Partners further agree that the remedies set forth in this paragraph 4.4 are fair and reasonable in light of the difficulty in ascertaining the actual damages that would be incurred by the Partnership and the non-defaulting Partners as a result of the Defaulting Limited Partner’s failure to contribute capital when due pursuant to the terms of this Agreement.
4.5    Suspension Period.
(a)    Notwithstanding any other provision of this Agreement, no Limited Partner shall be required to contribute capital to the Partnership in respect of its Capital Commitment during any suspension of the Investment Period except for:
(i)    Partnership Expenses and the payment of the Management Fee pursuant to Article 6;
(ii)    completion of transactions with respect to which the Partnership has entered into a binding commitment or which were in process prior to the suspension of the Investment Period;
(iii)    follow-on investments in the Securities of issuers in which the Partnership holds a pre-existing interest as of the date of such proposed follow-on investment; provided that the aggregate amount of capital invested in such follow-on investments shall not exceed forty percent (40%) of aggregate Capital Commitments and no such follow-on investment shall be made later than eighteen (18) months from the date of a Suspension Event Notice, unless the Advisory Committee otherwise provides its written consent to approve such follow-on investments; and
(iv)    fulfillment of indemnification obligations to the Partnership, including, but not limited to, such Limited Partner’s obligations pursuant to paragraph 4.2(d);
(b)    In the event that Richard Ressler (i) is no longer a principal of the General Partner, or (ii) ceases to fulfill his time commitment requirement set forth in paragraph 8.3(a) (regardless of whether he continues to be a principal of the General Partner) (each, a “Suspension Event”), the General Partner shall promptly notify (and no later than five business days from the occurrence of the Suspension Event) the Limited Partners (the “Suspension Event Notice”) and the Investment Period shall be automatically suspended as of the occurrence of the Suspension Event. The Investment Period may be reinstated and the Partnership may re-commence normal operations upon the affirmative vote of a Majority in Interest of the Limited Partners. If the Investment Period has not been reinstated by the Limited Partners and normal Partnership operations have not re-commenced pursuant to the preceding sentence within one hundred eighty (180) days after the Suspension Event Notice, then the Investment Period shall be automatically terminated and the Principals shall be permitted to raise a new fund or other entity with objectives similar to the Partnership.

ARTICLE 5
PARTNERSHIP ALLOCATIONS
5.1    Allocation of Profit or Loss. Except as otherwise provided in this Article 5:
(a)    Profit shall initially be allocated (solely as an interim step in calculating final allocations pursuant to the remainder of this paragraph 5.1) to the Capital Accounts of all Partners in proportion to their respective Partnership Percentages. The amount of such Profits so apportioned to each Partner shall be finally allocated between such Partner and the General Partner as follows:
(i)    First, one hundred percent (100%) to the Partner in an amount equal to the allocations of Management Fees made to the Partner pursuant to paragraph 5.1(c) that have not been restored by previous allocations made pursuant to this paragraph 5.1(a)(i) until the cumulative Profit allocated pursuant to this paragraph 5.1(a)(i) for all prior Accounting Periods equals the cumulative amount of Management Fees allocated to the Partner pursuant to paragraph 5.1(c) for the current Accounting Period and all prior Accounting Periods
(ii)    Second,
(1)    The Carry Percentage of the Partnership's remaining Profit shall be allocated to the Capital Account of such Partner to the extent that such account was previously allocated a Contingent Loss that has not been restored by previous allocations pursuant to this paragraph 5.1(a)(ii)(1). Such Profit shall be allocated to such Partner’s Capital Account on the basis of the proportion that the unrestored Contingent Losses contained in such Partner’s Capital Account bear to the aggregate unrestored Contingent Losses contained in all Partners’ Capital Accounts. Any balance of such Carry Percentage of the Partnership’s Profit shall be allocated to the Capital Account of the General Partner; and
(2)    The percentage equal to one hundred percent (100%) less the Carry Percentage of the Partnership's remaining Profit shall be allocated to the Capital Account of such Partner.
(b)    Loss shall initially be allocated (solely as an interim step in calculating final allocations pursuant to this paragraph 5.1) to the Capital Accounts of all Partners in proportion to their respective Partnership Percentages. The amount of such Losses so apportioned to each Partner shall be finally allocated between such Partner and the General Partner as follows:
(i)    The Carry Percentage of the Partnership’s Loss shall be allocated to the Capital Account of the General Partner.
(ii)    The percentage equal to one hundred percent (100%) less the Carry Percentage of the Partnership’s Loss shall be allocated to the Capital Account of such Partner.
(c)    Management Fees paid pursuant to paragraph 6.1 below shall be allocated to all the Partners in proportion to their respective Management Fee Percentages.

(d)    All Idle Funds Income (net of directly associated expenses) of the Partnership for each Accounting Period shall be allocated to the Capital Accounts of all of the Partners in proportion to their respective Partnership Percentages (as modified by paragraph 3.2(c)).
(e)    If Additional Partners are admitted to the Partnership as Limited Partners (or increase their respective Capital Commitments) subsequent to the Initial Closing Date, then allocations of Profit and Loss (including, without limitation Partnership Expenses and Management Fees) attributable to periods subsequent to the Initial Closing Date shall be adjusted by the General Partner as necessary to, as quickly as possible, cause the Capital Account balances of the Partners to reflect the same amounts that they would have reflected if all Partners had been admitted to the Partnership and made all of their Capital Commitments and their respective capital contributions had been received at the same time at the Initial Closing Date and had received allocations of Profit and Loss in accordance with Article 5, all as the General Partner may in its discretion determine to be equitable.
5.2    Reallocation of Contingent Losses.
(a)    Except as provided in paragraph 5.2(b), if, for any Accounting Period, after the allocations provided in this Article 5 have been made, the balance of the Capital Account of the General Partner has been reduced to less than the General Partner’s Partnership Percentage of the sum of the balances of the Capital Accounts of all Partners, an amount of the Partnership’s Loss for such Accounting Period (the “Contingent Loss”) shall be reallocated from the General Partner’s Capital Account to all of the Partners’ Capital Accounts (in proportion to each Partner’s respective Partnership Percentage) so that the General Partner’s Capital Account balance is equal to the General Partner’s Partnership Percentage of the sum of the balances of the Capital Accounts of all Partners. For purposes of this paragraph 5.2, the General Partner’s Capital Account shall not be deemed to include any amounts attributable to a Limited Partner’s interest held by the General Partner, but shall be deemed to include any outstanding obligations by the General Partner to contribute capital to the Partnership.
(b)    The amount of Contingent Loss that would otherwise be reallocated from the General Partner’s Capital Account under paragraph 5.2(a) shall instead remain allocated to the General Partner’s Capital Account until allocations of Loss to the General Partner’s Capital Account pursuant to this paragraph 5.2(b) equal the amount of distributions, if any, that the General Partner would have to return to the Partnership under paragraph 10.5 if the Partnership were then in liquidation.
5.3    Regulatory Allocations.
(a)    This Agreement is intended to comply with the safe harbor provisions set forth in Treasury Regulation 1.704-1(b) and the allocations set forth in paragraph 5.3(b) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Section 1.704-1(b). If the Regulatory Allocations result in allocations being made that are inconsistent with the manner in which the Partners intend to divide Partnership Profit and Loss as reflected in paragraphs 5.1 and 5.2, the General Partner shall use its best efforts to adjust subsequent allocations of any items of profit, gain, loss, income or expense such that the net amount of the Regulatory Allocations and such subsequent special adjustments to each Partner is zero.
(b)    The allocations provided in this Article 5 shall be subject to the following exceptions:
(i)    Any loss or expense otherwise allocable to a Limited Partner that exceeds the positive balance in such Limited Partner’s Capital Account shall instead be allocated first to all Partners who have positive balances in their Capital Accounts in proportion to their respective Partnership Percentages, and when all Partners’ Capital Accounts have been reduced to zero, then to the General Partner; income shall first be allocated to reverse any loss allocated under this paragraph 5.3(b)(i), in reverse order of such loss allocations, until all such prior loss allocations have been reversed.
(ii)    If any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4) through (d)(6), which causes or increases a deficit balance in such Limited Partner’s Capital Account, items of Partnership income and gain shall be specially allocated promptly to such Limited Partner in an amount and manner sufficient to eliminate the deficit balance in its Capital Account created by such adjustments, allocations, or distributions.
(iii)    For purposes of this paragraph 5.3(b), the balance in a Partner’s Capital Account shall take into account the adjustments provided in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4) through (d)(6).
5.4    Income Tax Allocations.
(a)    Except as otherwise provided in this paragraph or as otherwise required by the Code and the rules and Treasury Regulations promulgated thereunder, a Partner’s distributive share of Partnership income, gain, loss, deduction, or credit for income tax purposes shall be the same as is entered in the Partner’s Capital Account pursuant to this Agreement.
(b)    In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any asset contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Adjusted Asset Value and to comply with the special allocation requirements of Code Section 704.
(c)    If the Adjusted Asset Value of any Partnership asset is adjusted pursuant to the terms of this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Adjusted Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.
ARTICLE 6
MANAGEMENT FEE; PARTNERSHIP EXPENSES
6.1    Management Fee.
(a)    Commencing with the Activation Date, the Management Company (as defined in paragraph 8.1) shall be compensated on a quarterly basis for services rendered during the term of the Partnership by the payment in advance by the Partnership in cash to the Management Company on the first day of each fiscal quarter (or portion thereof) of a management fee (the “Management Fee”). The Management Fee for each fiscal year shall be payable in advance on each Fee Date.
(b)    The Management Fee for each Fee Date (prior to the adjustments described in paragraph 6.1(c)) shall be an amount equal to the sum of the individual amounts calculated by multiplying each Partner’s Management Fee Percentage by such Partner’s Capital Commitment. Notwithstanding the foregoing, (i) the Management Fee for each of the Partnership’s first and last fiscal quarters shall be proportionately reduced based upon the ratio that the number of days in each such period bears to ninety (90), (ii) an additional Management Fee shall be payable upon the date of admission or increase in Capital Commitment of any Additional Partner admitted or increasing such Additional Partner’s Capital Commitment subsequent to the Initial Closing Date to reflect the increased Capital Commitments calculated as if such Additional Partner had been admitted to the Partnership as of the Initial Closing Date with a Capital Commitment equal to each such Additional Partner’s Capital Commitment immediately following such admission or increase, and (iii) for each period of four successive fiscal quarters commencing on or after the sixth anniversary of the Activation Date, the Management Fee Percentage (prior to the adjustments described in paragraph 6.1(c)) shall be reduced by ten percent (10%) of the original Management Fee Percentage annually, until the Management Fee Percentage is reduced to a percentage that is equal to sixty percent (60%) of the original Management Fee Percentage (i.e., an original annual rate of 2.5% will not be reduced below 1.5%); provided that the Management Fee Percentage shall be reduced to a percentage equal to fifty percent (50%) of the original Management Fee Percentage (i.e., an original annual rate of 2.5% will be reduced to 1.25%) during the first one-year extension of the Partnership term pursuant to paragraph 10.1 and the Management Fee Percentage thereafter shall be zero percent (0%).
(c)    The Management Fee otherwise payable by the Partnership to the Management Company pursuant to paragraph 6.1(a) for a fiscal quarter shall be offset by the following amounts:
(i)    an amount equal to one hundred percent (100%) of the amount of any cash or other compensation paid as directors, consulting, management service, advisory, consultant, transaction, commitment, breakup or broken deal fees or similar fees to the General Partner, the Management Company, the Principals or any of their respective Affiliates (expressly excluding any such amounts relating to any operators in residence or operating partners of the General Partner or the Management Company) during the immediately preceding quarter by or in connection with any Portfolio Company or any company in which the Partnership expected to invest but issuance of Securities was not consummated (net of any unreimbursed expenses of the General Partner, the Management Company or the Principals). For the purposes of this paragraph 6.1(c), all non-cash compensation in the form of options, warrants or other similar rights received by any parties set forth in this paragraph 6.1(c) shall offset Management Fees only at such time as they are valued by the Partnership pursuant to this paragraph 6.1(c). All non-cash compensation shall be valued upon the earliest to occur of (a) the distribution to the Partners of any Securities of the Portfolio Company issuing such non-cash compensation, (b) the exercise of such options, warrants or other similar rights, or (c) the date of dissolution of the Partnership. The value of options and warrants shall be, on a per share basis, the difference, as of the valuation date, between the exercise price and the fair market value of the Securities on such date, net of any applicable taxes (determined by reference to the Applicable Tax Rate) deemed attributable to such option or warrant. No value shall be attributable to an option or warrant if the securities are of a Portfolio Company that has been written off or written down to a nominal amount as of the valuation date; and
(ii)    an amount equal to any private placement or finder’s fees paid by the Partnership during the immediately preceding quarter in connection with the formation and organization of the Partnership pursuant to paragraph 6.2(c).
(d)    To account for the fact that the Partnership may pay a reduced management fee with respect to certain Partners (such foregone amount shall be referred to as the “Management Fee Savings”), the General Partner may, from time to time in its sole discretion (and notwithstanding anything in Article 7 to the contrary) cause the Partnership to return to those certain Partners that are paying a reduced management fee the respective capital contributions made by such Partners to the Partnership, until, as of any time, such aggregate returns to such Partners equal its cumulative amount of Management Fee Savings as of such time. Any amounts distributed to such Partners pursuant to this paragraph 6.1(d) shall be disregarded for purposes of paragraphs 4.2 and 4.3 and Article 7, and shall not increase such Partners’ unfunded Capital Commitment (and, for purposes of Article 7, any corresponding capital contribution of such Partners shall also be disregarded).
6.2    Expenses.
(a)    From the Management Fee, the Management Company shall bear all normal operating expenses incurred in connection with the management of the Partnership, the General Partner and the Management Company, except for those expenses borne directly by the Partnership as set forth in subparagraphs (b), (c) and (d) below and elsewhere herein. Such normal operating expenses to be borne by the Management Company shall include, without limitation, expenditures on account of salaries, wages, travel and other expenses of employees of the General Partner or the Management Company, overhead and rentals payable for space used by the General Partner (or its designee) or the Partnership, office expenses and expenses incurred in connection with research and analysis of industry sectors in which the Partnership invests and identifying potential investment opportunities (other than those borne by the Partnership as provided in paragraph 6.2(b) below). The General Partner shall bear and pay any such expenses that are required to be borne and paid by the Management Company pursuant to this paragraph 6.2(a) and elsewhere herein to the extent not so borne and paid by the Management Company, and in no event will any such expense be borne by the Partnership.
(b)    The Partnership shall bear all costs and expenses (in each case to the extent not borne by a Portfolio Company or prospective Portfolio Company) incurred in the holding, purchase, sale or exchange of Securities (whether or not ultimately consummated), including, but not by way of limitation, private placement fees, finder’s fees, interest on and fees and expenses arising out of borrowed money, real property or personal property taxes on investments, including documentary, recording, stamp and transfer taxes, brokerage fees or commissions, or other similar charges (including any merger fees payable to third parties), travel expenses, legal fees and expenses, expenses incurred in connection with the investigation, prosecution or defense of any claims by or against the Partnership, including claims by or against a governmental authority, audit and accounting fees, consulting fees relating to investments or proposed investments, taxes applicable to the Partnership on account of its operations, fees incurred in connection with the maintenance of bank or custodian accounts, and all expenses incurred in connection with the registration of the Partnership’s Securities under applicable securities laws or regulations; provided, however, that any placement fees and related expenses payable with respect to the sale of limited partnership interests in the Partnership shall reduce the management fee payable to the General Partner in accordance with paragraph 6.1(c)(ii). The Partnership shall also bear expenses incurred by the General Partner in serving as the tax matters partner or Partnership Representative (as described in paragraph 11.6), any sales or other taxes or government charges which may be assessed against the Partnership, the cost of liability and other premiums for insurance protecting the Partnership, the General Partner, the Management Company, the Advisory Committee, and their respective partners, members, stockholders, managers, principals, officers, directors, trustees, employees, agents or affiliates in connection with the activities of the Partnership, legal fees and expenses associated with reporting, registration or compliance requirements of the General Partner or the Management Company imposed by the United States Securities and Exchange Commission solely in connection with the Partnership, all out-of-pocket expenses of preparing and distributing reports to Partners, out-of-pocket expenses associated with Partnership communications with Partners, including preparation and distribution of annual, quarterly or other reports to the Partners, costs incurred by the Partnership, the General Partner, or the Management Company in connection with Partnership meetings or Advisory Committee matters, all legal, accounting, tax, consulting and professional services fees and expenses (including tax preparation) relating to the Partnership and its activities, bookkeeping services, fees and expenses relating to outsourced finance, administration, accounting and back-office services, costs and expenses relating to litigation and threatened litigation involving the Partnership, including the Partnership’s indemnification obligation pursuant to this Agreement, and all expenses that are not normal operating expenses and all other expenses properly chargeable to the activities of the Partnership. Notwithstanding the foregoing, the Managing Directors and other personnel of the General Partner shall not use chartered aircraft that is expensed to the Partnership unless either (i) it is the lowest cost option available, or (ii) only the amount corresponding to the cost of commercial airfare for similar travel is allocated as an expense to the Partnership.
(c)    The Partnership shall bear all organizational, syndication and marketing costs, fees and expenses incurred by or on behalf of the General Partner or Management Company in connection with the formation and organization of the Partnership and the General Partner (including the definitive agreements related thereto), including legal and accounting fees and expenses incident thereto; provided that the amount of such costs, fees and expenses that are borne by the Partnership shall not exceed in the aggregate five hundred thousand dollars ($500,000).
(d)    The Partnership shall bear all liquidation costs, fees and expenses incurred by the General Partner (or its designee) in connection with the liquidation of the Partnership and General Partner at the end of the Partnership’s term, specifically including but not limited to legal and accounting fees and expenses.
(e)    Each of the Partnership and the Management Company agree to reimburse the other as appropriate to give effect to the provisions of this paragraph 6.2 in the event that either such party pays an obligation that is properly the responsibility of the other.
(f)    To the extent that any expenses borne by the Partnership pursuant to subparagraphs (b), (c), (d) and (e) above also benefit another investment entity managed by the General Partner or its Affiliates, such expenses shall be allocated among the Partnership and the other investment entity in a manner reasonably determined by the General Partner, (i) pro rata in proportion to the aggregate capital commitments of the Partnership together with any such funds, (ii) pro rata in proportion to relative investment amounts, where the expenses relate to a particular transaction in which the applicable funds participate, or (iii) by another reasonable method of allocating expenses.
(g)    Notwithstanding anything herein to the contrary, any Partnership Expenses borne by the Partnership pursuant to subparagraphs (b), (c), (d) and (e) above shall be reasonable.

ARTICLE 7
WITHDRAWALS BY AND DISTRIBUTIONS TO THE PARTNERS

7.1    Interest. Except as otherwise provided in this Agreement, no interest shall be paid to any Partner on account of its interest in the capital of or on account of its investment in the Partnership.
7.2    Withdrawals by the Partners. No Partner may withdraw any amount from its Capital Account unless such withdrawal is made pursuant to this Article 7 or Article 10.
7.3    Partners’ Obligation to Repay or Restore. Except as required by law or the terms of this Agreement, no Partner shall be obligated at any time to repay or restore to the Partnership all or any part of any distribution made to it from the Partnership in accordance with the terms of this Article 7.
7.4    Tax Distributions. Within ninety (90) days after the end of each calendar year during the Partnership term, the Partnership shall distribute to each Partner in cash an amount up to the excess, if any of (a) the Applicable Tax Rate multiplied by the net taxable income allocated to such Partner as a result of such Partner’s ownership of an interest in the Partnership for such calendar year, over (b) all prior cash distributions made pursuant to this paragraph 7.4 or paragraph 7.5 during such calendar year (except for any such distributions made pursuant to this paragraph 7.4 with respect to a prior calendar year). Notwithstanding the foregoing, (a) the General Partner shall have no obligation to make the foregoing distributions if the total amount to be distributed to all Partners would be less than one million dollars ($1,000,000) and (b) the General Partner shall have the authority, in its sole discretion, to make good faith estimates of amounts expected to be distributable pursuant to the first sentence of this paragraph 7.4 with respect to a given calendar year and to distribute such estimated amounts to the Partners as advances from time to time during such calendar year. The “Applicable Tax Rate” shall mean the highest state, federal and local income, self-employment and Medicare tax rates then applicable to individuals resident in the State of California, applied by taking into account the character of the taxable income in question (i.e., capital gain, ordinary income, etc.). Distributions made pursuant to this paragraph 7.4 shall be treated as advances against distributions payable pursuant to paragraph 7.5 and shall reduce amounts otherwise distributable to Partners pursuant to paragraph 7.5 as necessary to achieve the same result as would pertain if all distributions made pursuant to paragraphs 7.4 and 7.5 had been made pursuant to paragraph 7.5.
7.5    Discretionary Distributions.
(a)    The General Partner may make distributions of cash or Marketable Securities from time to time. Any such distribution shall be apportioned (solely as an interim step in calculating final distributions pursuant to the remainder of this paragraph 7.5(a)) to all Partners in proportion to their respective Partnership Percentages. The amount of such distributions so apportioned to each Partner shall be finally distributed between such Partner and the General Partner as follows:
(i)    Prior to the time that such Partner has received distributions pursuant to this subparagraph (a)(i) or deemed distributed hereunder pursuant to paragraph 7.4 (with any in-kind distributions valued at the time of distribution in accordance with paragraph 12.1) equal to the sum of the capital contributions such Partner has previously made to the Partnership (“Payback”), all such distributions shall be made to such Partner until Payback has been achieved. The determination of whether Payback has occurred shall be made at the time of each distribution.
(ii)    Subsequent to Payback, all such distributions shall be made in a percentage equal to one hundred percent (100%) less the Carry Percentage to such Partner and the Carry Percentage to the General Partner.

(b)    Notwithstanding paragraph 7.5(a), the General Partner may make any distribution described in this paragraph 7.5 to all Partners in proportion to their respective Partnership Percentages; provided, however, that the General Partner may make subsequent distributions to the General Partner to the extent of any distribution that would have been made to the General Partner but for a distribution made pursuant to this paragraph 7.5(b).
(c)    Whenever more than one type of Securities is being distributed in kind in a single distribution or whenever more than one class of Securities of a Portfolio Company (or a portion of a class of such Securities having a tax basis per share or unit different from other portions of such class) are distributed in kind by the Partnership, each Partner shall receive its ratable portion of each type, class or portion of such class of Securities distributed in kind (except to the extent that a disproportionate distribution is necessary to avoid distributing fractional shares).
(d)    Securities distributed in kind shall be subject to such conditions and restrictions as the General Partner determines are legally required or appropriate. Subject to paragraph 7.5(g), whenever types or classes of Securities are distributed in kind, each Partner shall receive its ratable portion of each type or class of Securities distributed in kind.
(e)    Notwithstanding any other provision of this paragraph 7.5, prior to the dissolution of the Partnership, the Partnership shall not make a distribution of Nonmarketable Securities.
(f)    Immediately prior to any distribution in kind, the Deemed Gain or Deemed Loss of any Securities distributed shall be allocated to the Capital Accounts of all Partners as Profit or Loss pursuant to Article 5.
(g)    Notwithstanding any other provision of this paragraph 7.5 to the contrary, no distribution shall be made to any Partner to the extent such distribution would increase or result in a negative Capital Account balance for such Partner and the portion of such distribution otherwise allocable to such Partner may be made to the other Partners in proportion to and in the amounts of the positive balance, if any, in their respective Capital Accounts.
7.6    Withholding Obligations.
(a)    If and to the extent the Partnership is required by law, including FATCA (as defined below), (as determined in good faith by the General Partner) to make payments (“Tax Payments”) with respect to any Partner in amounts required to discharge any legal obligation of the Partnership or the General Partner to make payments to any governmental authority with respect to any federal, state, local or foreign tax liability of such Partner arising as a result of such Partner’s interest in the Partnership, then the amount of any such Tax Payments shall be deemed to be a loan by the Partnership to such Partner, which loan shall: (i) be secured by such Partner’s interest in the Partnership, (ii) bear interest at the Prime Rate, and (iii) be payable upon demand. Amounts paid in respect of interest on such loan shall be treated as Profit of the Partnership and shall not be treated as a capital contribution by such Partner. The General Partner shall promptly notify each Limited Partner of any Tax Payments made with respect to such Limited Partner.
(b)    If and to the extent the Partnership is required to make any Tax Payments with respect to any distribution to a Partner, either (i) such Partner’s proportionate share of such distribution shall be reduced by the amount of such Tax Payments (provided that such Partner’s Capital Account shall be adjusted pursuant to paragraph 14.4 for such Partner’s full proportionate share of the distribution), or (ii) such Partner shall promptly pay to the Partnership prior to such distribution an amount of cash equal to such Tax Payments. In the event a portion of a distribution in kind is retained by the Partnership pursuant to clause (i), such retained Securities may, in the sole discretion of the General Partner, either (1) be distributed to the Partners in accordance with the terms of this Article 7 including this paragraph 7.6(b), or (2) be sold by the Partnership to generate the cash necessary to satisfy such Tax Payments. If the Securities are sold, then for purposes of income tax allocations only under this Agreement, any gain or loss on such sale or exchange shall be allocated to the Partner to whom the Tax Payments relate.
(c)    Each Limited Partner will, as applicable, take such actions as are required to establish to the reasonable satisfaction of the General Partner that the Limited Partner is (i) not subject to the withholding tax obligations imposed by Section 1471 of the Code and (ii) not subject to withholding tax obligations imposed by Section 1472 of the Code. In addition, each Limited Partner will assist the Partnership and the General Partner with any applicable information reporting or other obligation imposed on the Partnership, the General Partner, or their respective Affiliates, pursuant to FATCA that is attributable to such Limited Partner. As used herein, “FATCA” means the Foreign Account Tax Compliance provisions enacted as part of the U.S. Hiring Incentives to Restore Employment Act and codified in Sections 1471 through 1474 of the Code, all rules, regulations and other guidance issued thereunder, and all administrative and judicial interpretations thereof.
ARTICLE 8
MANAGEMENT DUTIES AND RESTRICTIONS
8.1    Management.
(a)    The General Partner shall have the sole and exclusive right to manage, control, and conduct the affairs of the Partnership and to do any and all acts on behalf of the Partnership, including, without limitation, exercise rights to elect to adjust the tax basis of Partnership assets, revoke such elections, and make such other tax elections as the General Partner shall deem appropriate.
(b)    The General Partner will enter into, by itself or on behalf of the Partnership, an agreement (and any modifications, amendments extensions, renewal, or termination thereof) with OCV Management, LLC (the “Management Company”), a relying adviser of OFS Capital Management, an investment adviser registered under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), for the provision of certain advisory, management, administrative, operational or other services with respect to the Partnership on terms to be determined by the General Partner; provided, that (i) the General Partner shall remain ultimately responsible for the overall management of the Partnership and for its duties and responsibilities hereunder, and (ii) such agreement shall not contain any term or provision that is inconsistent with this Agreement or that would impose any additional cost or expense on the Partnership solely by reason of any term in such agreement (but, for the avoidance of doubt, may include the assignment to such entity or entities of all or any portion of the Management Fee otherwise payable to the General Partner pursuant to paragraph 6.1).
(c)    The Limited Partners hereby acknowledge that the General Partner may be prohibited from taking action for the benefit of the Partnership: (i) due to confidential information acquired or obligations incurred in connection with an outside activity permitted to be done by the General Partner, the Management Company, or any of their respective members, managers, employees, or Affiliates pursuant to this Agreement; (ii) in consequence of any member, manager, employee, agent or Affiliate of the General Partner or Management Company serving as an officer, director, consultant, agent, advisor or employee of a Portfolio Company; or (iii) in connection with activities undertaken by the General Partner, the Management Company, or any of their respective members, managers, employees, or Affiliates prior to the Initial Closing Date. No Person shall be liable to the Partnership or any Partner for any failure to act for the benefit of the Partnership in consequence of a prohibition described in the preceding sentence.
8.2    No Control by the Limited Partners; No Withdrawal. No Limited Partner, in its capacity as such, shall take any part in the control or management of the affairs of the Partnership nor shall any Limited Partner have any authority to act for or on behalf of the Partnership or to vote on any matter relative to the Partnership and its affairs except as is specifically permitted by this Agreement. Except as specifically set forth in this Agreement, no Limited Partner shall have the right or power to: (a) withdraw or reduce its contribution to the capital of the Partnership or reduce its Capital Commitment; (b) to the fullest extent permitted by law, cause the dissolution and winding up of the Partnership; or (c) demand or receive property in return for its capital contributions. For purposes of the Act, the Limited Partners shall constitute a single class or group of limited partners.
8.3    Existing Funds; Successor Funds; Other Activities and Investment Opportunities.
(a)    Except as otherwise agreed to by the Advisory Committee or as provided below, each Principal shall, so long as he shall remain a manager of the General Partner, devote such time as is reasonably necessary to effectively manage the affairs of the Partnership; provided, that until the expiration or the termination of the Investment Period, Mark Yung will devote substantially all of his business time to the affairs of the Partnership, his pre-existing engagements and obligations that are not competitive with the Partnership, the Parallel Funds (as defined below), any Co-Investment Funds (as defined below) and any successor fund permitted by the next sentence. The foregoing notwithstanding, each Principal may (i) form and operate one or more Parallel Funds (as defined in paragraph 8.3(b) below) and one or more Co-Investment Funds (as defined in paragraph 8.3(d)), and (ii) form a successor investment fund with an investment focus and strategy similar to the Partnership (a “Successor Fund”) on or after such time as at least seventy-seven and one-half of one percent (77.5%) of the Partnership’s Committed Capital has been invested, committed or reserved for investment in portfolio companies, or applied, committed or reserved for Partnership working capital or expenses (“Fully Invested”). The restriction set forth in the first sentence of this paragraph 8.3(a) shall not apply following the earlier of (A) the expiration or termination of the Investment Period and (B) the date upon which the Partnership is Fully Invested; provided that at all times each Principal, for so long as he shall remain a manager of the General Partner, shall devote such time and effort as is reasonably necessary to diligently manage the Partnership’s business and affairs.
(b)    Pursuant to paragraph 8.3(a)(i), the General Partner and the Principals may form and serve as general partner (or in a similar management role) of (i) one or more investment partnerships or similar entities to accommodate the tax, regulatory or other special needs of investors who otherwise would invest as Limited Partners of the Partnership on substantially similar terms, including economic terms, as the Partnership (collectively, the “Side Funds”) and (ii) one or more entities organized to accommodate the capital investment of the members of the General Partner and the Management Company and their employees, consultants and parties expected to have a strategic or other important benefit to the Partnership (collectively, the “Affiliates Fund” and together with the Side Funds, the “Parallel Funds”). In the event that any Parallel Fund is formed, upon each purchase of Securities (other than short term obligations) by the Partnership, each Parallel Fund will simultaneously invest on the same terms and at the same price as the Partnership pro rata in accordance with the remaining available capital of each such fund; provided, however, that a Parallel Fund shall not be required to make any such investment in a Security (i) if the General Partner receives from the issuer thereof a written notice to the effect that the issuer will not permit such Parallel Fund to invest on the same terms as the Partnership, or (ii) where such investment is not permitted by applicable law or, for non-Affiliates Funds only, by the terms of the governing agreement of such Parallel Fund. Each Parallel Fund shall also dispose of each such Security at substantially the same time and on substantially the same terms as the Partnership. Each of the Limited Partners hereby consents and agrees to the activities and investments identified in subparagraph (a) above and in this subparagraph (b) and further consents and agrees that neither the Partnership nor any of its Partners shall have any rights in or to such activities or investments, or any profits derived therefrom.
(c)    Notwithstanding any provision herein, in the event that the General Partner determines that the number of “beneficial owners” of the Partnership equals or exceeds seventy-five (75) (as defined and calculated pursuant to Section 3(c)(1) of the Investment Company Act of 1940, as amended (the “Company Act”), the General Partner shall have the option, at any time subsequent to such determination and exercisable by the General Partner by notice to the Limited Partners, to form a Parallel Fund pursuant to the terms of this clause (c) for purposes of maintaining exemptions from registration under the Company Act (the “Qualified Purchaser Fund”).
(i)    Upon the formation of the Qualified Purchaser Fund, the General Partner may elect that the interest of any “qualified purchaser” (as defined in Section 2(a)(51) of the Company Act) (a “Qualified Purchaser Limited Partner”) in the Partnership be automatically converted to an equivalent interest in the Qualified Purchaser Fund and each Qualified Purchaser Limited Partner that becomes a limited partner in the Qualified Purchaser Fund shall automatically cease to be a limited partner in the Partnership; provided, that the General Partner has reasonably determined after consultation with the Partnership’s counsel that such conversion is not reasonably likely to result in an adverse effect with respect to such Qualified Purchaser Limited Partner. Such conversion shall occur at the time of notice by the General Partner to such Qualified Purchaser Limited Partner, and shall be effected by a transfer of such Qualified Purchaser Limited Partner’s indirect interest in each of the Partnerships’ assets and liabilities to the Qualified Purchaser Fund in return for limited partnership interests in the Qualified Purchaser Fund followed by a distribution by the Partnership of such limited partnership interests in the Qualified Purchaser Fund to such Qualified Purchaser Limited Partner in full redemption of such Qualified Purchaser Limited Partner’s interests in the Partnership. A portion of the General Partner’s interest in the Partnership shall likewise be converted to a similar interest in the Qualified Purchaser Fund as necessary to cause the General Partner to have the same percentage interests in each of the Partnership and the Qualified Purchaser Fund.
(ii)    The initial capital account balances in the Qualified Purchaser Fund of each Qualified Purchaser Limited Partner placed in the Qualified Purchaser Fund shall be equal to such Qualified Purchaser Limited Partner’s capital account balances in the Partnership immediately before such conversion. Each Qualified Purchaser Limited Partner placed in the Qualified Purchaser Fund shall have the same duties and obligations to the Qualified Purchaser Fund as set forth in the Partnership Agreement and under applicable law, including, without limitation, the obligation to contribute its remaining Capital Commitment to the Qualified Purchaser Fund instead of the Partnership. Each Qualified Purchaser Limited Partner hereby agrees to execute any instruments or perform any other acts that are or may be necessary to effectuate and carry out the transactions contemplated by this clause (ii) and otherwise authorized under this Agreement. In addition, each Qualified Purchaser Limited Partner hereby designates and appoints the General Partner its true and lawful attorney, in its name, place and stead to make, execute and sign any and all documents necessary or appropriate to consummate and implement the transactions contemplated by this clause (ii) and otherwise authorized under this Agreement, including, without limitation, the limited partnership agreement of the Qualified Purchaser Fund and any Subscription Agreement relating to the Qualified Purchaser Fund.
(d)    Each Limited Partner hereby agrees that the General Partner may offer the right to participate in investment opportunities of the Partnership to other private investors, groups, partnerships or corporations, including, without limitation, any Limited Partner and any Successor Funds managed by one or more Affiliates of the General Partner, whenever the General Partner, in its sole and absolute discretion, so determines; provided, however, that none of the General Partner, the Principals, the Management Company, any of their respective employees nor any of their respective Affiliates (the “GP Group”) shall invest personally, or through any entity (other than a Successor Fund) in which any such person has investment decision making authority or management control, in Securities of any Portfolio Company in which such person has not previously invested except (x) through a Parallel Fund or a co-investment vehicle managed by the General Partner or the Principals to invest in the Co-Investment Opportunities of the Partnership formed pursuant to paragraph 8.3(a)(i) (a “Co-Investment Fund”); provided that such investments through a Co-Investment Fund shall be disclosed to the Advisory Committee, (y) where the Securities of such Person are at the time of such investment Marketable Securities, or (z) where such investment has been approved by the Advisory Committee. Notwithstanding the foregoing, for so long as the Partnership has adequate reserves to make investments in issuers in which it does not then hold an interest or until the expiration or suspension of the Investment Period, the Principals shall present to the Partnership all investment opportunities of which they become aware which are within the Partnership’s investment criteria (for the avoidance of doubt, investments permitted under paragraph 8.3(e) shall not be considered within the Partnership’s investment criteria). A “Co-Investment Opportunity” shall mean (i) an opportunity to invest in a portfolio company concurrently with the Partnership to the extent of the available excess capacity over the Partnership’s desired allocation, and (ii) an opportunity to participate in a follow-on investment opportunity of the Partnership to the extent that the Partnership elects not to participate, in each case as determined in the sole discretion of the General Partner.
(e)    Without the prior consent of the Advisory Committee, none of the GP Group shall invest, except through a Parallel Fund that is co-investing with the Partnership in accordance with paragraph 8.3(b), through a Co-Investment Fund or through a Successor Fund, in any Securities of any private company in which neither such party nor the Partnership then holds an investment if such Securities would be within the Partnership’s investment criteria.
(f)    Without the consent of the Advisory Committee, the Partnership may not purchase Securities from or sell Securities to any of the GP Group; provided, however, following the final admission of Limited Partners pursuant to paragraph 3.2(b), the Partnership may purchase Securities from or sell Securities to a Parallel Fund at cost for the purpose of allocating then existing Securities between such entities in proportion to their respective available capital.
8.4    Investment Restrictions.
(a)    Without the consent of the Advisory Committee, the General Partner may not incur indebtedness on behalf of the Partnership, or guaranty indebtedness of Portfolio Companies, in an aggregate amount exceeding ten percent (10%) of the Partnership’s Committed Capital (determined on a cost basis at the time of investment); provided, however, that (i) no such borrowing or guaranty shall be made to the extent that any Limited Partner (or its equity owners) would be required to recognize unrelated business taxable income under Section 512 of the Code or unrelated debt-financed income under Section 514 of the Code, and (ii) without the consent of the Advisory Committee, no such borrowing may be made from the General Partner or the Principals.
(b)    In the event that the sum of the capital commitments of all ERISA Partners equals or exceeds twenty-five percent (25%) of the capital commitments of all Limited Partners, the General Partner shall use its reasonable best efforts to operate the Partnership such that it qualifies as a “venture capital operating company” under the DOL Regulations.
(c)    Without the approval of the Advisory Committee, the Fund may not invest in any portfolio company in which the General Partner, the Principals, or any of their affiliates, or any entity managed or operated or controlled by any of them, holds an interest.
(d)    Without the prior approval of the Advisory Committee, no more than ten percent (10%) of the Partnership’s Committed Capital (determined on a cost basis at the time of investment) may be invested in publicly-traded Securities (excluding (i) private placements of public company securities, (ii) Securities which were not publicly traded at the time of such investment, (iii) Securities acquired in a “going private” transaction or series of transactions and (iv) Money Market Fund Investments).
(e)    Without the prior approval of the Advisory Committee, no more than twenty-five percent (25%) of the Partnership’s Committed Capital (determined on a cost basis at the time of investment) may be invested in the Securities of any single Portfolio Company, including any Affiliates of such Portfolio Company.
(f)    The aggregate cost basis of Portfolio Company investments made by the Partnership, whether or not realized, may not exceed one hundred fifteen percent (115%) of the Partnership’s Committed Capital.
(g)    The General Partner shall use its reasonable efforts to operate the Partnership in a manner that will not cause any Partner subject to Section 511 of the Code to recognize unrelated business taxable income under Section 512 of the Code or unrelated debt-financing income under Section 514 of the Code (“UBTI”); provided, however, that the Partnership may, subject to paragraph 8.4(a), borrow money pending the due date of a capital call so long as such borrowing would be fully repaid promptly following the delivery of capital due in connection with such capital call; and provided further, that the operation of paragraph 6.1(c) shall be deemed not to violate this covenant.
(h)    The General Partner shall use its reasonable best efforts to conduct the affairs of the Partnership so as to avoid having the Partnership, or any Partner or partner or member thereof, treated as engaged in a trade or business within the United States for purposes of Sections 871, 875, 882, 884 and 1446 of the Code or generate effectively connected income as defined in Section 864(c) of the Code; provided, that the operation of paragraph 6.1(c) shall be deemed not to violate this covenant.
(i)    Without the consent of the Advisory Committee, not more than ten percent (10%) of the Partnership’s Committed Capital shall be invested in Foreign Entities. For purposes of this subparagraph (d), a “Foreign Entity” shall be any entity with a majority of its assets or operations located outside of the United States or Canada, other than any entity in which either (i) a majority of its assets, (ii) a majority of its operations, (iii) its principal executive office, or (iv) its jurisdiction of organization is within the United States or Canada.

(j)    Without the consent of the Advisory Committee, the General Partner shall not cause the Partnership to invest in any other investment fund (excluding investments in money market or similar funds) if such investment would cause the Limited Partners to effectively incur any management fee expenses or any allocation of “carried interest” on investment gains in excess of the levels set forth herein (it being intended that the foregoing be permitted to allow the General Partner either to invest in an investment fund which is free of management fees and “carried interest”, or to adhere to the foregoing restriction by reducing an appropriate amount of such items at the level of the Partnership).
(k)    The Partnership shall not invest in any entity if such investment is actively opposed by such entity’s board of directors or other governing body at the time of such proposed investment.
(l)    The Partnership shall not make investments in a Portfolio Company the principal business of which is the passive ownership, development or management of real estate.
(m)    The General Partner shall use its reasonable efforts, based upon the information available to it from time to time, to avoid causing the Partnership to make an investment in any foreign corporation that is likely to become a direct or indirect investment in a passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code, unless the PFIC has agreed to provide the statements and information necessary to enable the Partnership to make (and it does so make) a “qualified electing fund” election within the meaning of Section 1295 of the Code with respect to such PFIC.
ARTICLE 9
INVESTMENT REPRESENTATION AND TRANSFER
OF PARTNERSHIP INTERESTS
9.1    Investment Representation of the Limited Partners. This Agreement is made with each of the Limited Partners in reliance upon each Limited Partner’s representation to the Partnership, which by executing this Agreement each Limited Partner hereby confirms, that its interest in the Partnership is to be acquired for investment, and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling, granting participation in, or otherwise distributing the same, and each Limited Partner understands that its interest in the Partnership has not been registered under the Securities Act and that any transfer or other disposition of the interest may not be made without registration under the Securities Act or pursuant to an applicable exemption therefrom. Each Limited Partner further represents that it does not have any contract, undertaking, agreement, or arrangement with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to its interest in the Partnership.
9.2    Qualifications of the Limited Partners. Each Limited Partner represents that it is an “accredited investor” within the meaning of that term as defined in Regulation D promulgated under the Securities Act.
9.3    Transfer by General Partner. The General Partner shall not sell, assign, mortgage, pledge or otherwise dispose of its interest in the Partnership or in its capital assets or property without the prior written consent of a Majority in Interest of the Limited Partners. Admissions of new members of the General Partner or the transfer of interests in the General Partner by its members shall not be deemed to be a sale or other disposition of the General Partner’s interest in the Partnership so long as the Principals (including for this purpose, trusts or investment vehicles formed for the benefit of a Principal or his family members or entities affiliated with such Principal) continue to retain direct ownership of and control over at least fifty percent (50%) of the equity and economic interests in the General Partner after such admission or transfer.
9.4    Transfer by Limited Partner. No Limited Partner shall sell, assign, pledge, mortgage, hypothecate, gift or otherwise dispose of or transfer any interest in the Partnership without the prior written consent of the General Partner, which consent may be granted or denied in the sole discretion of the General Partner. Notwithstanding the foregoing, after delivery of the opinion of counsel hereinafter required by this Article 9 (provided, however, that the General Partner may, in its sole discretion, waive, in whole or in part, the requirement of an opinion of counsel), no consent shall be required to a Limited Partner selling, assigning, pledging, mortgaging, hypothecating, gifting or otherwise disposing of or transfering its interest in the Partnership, directly or indirectly, (a) to any entity directly or indirectly holding eighty percent (80%) or more of the ownership interests of the Limited Partner (including profits or other economic interests) or any entity of which eighty percent (80%) or more of the beneficial ownership (including profits or other economic interests) are held directly or indirectly by such entity, including any entity of which the Limited Partner holds, directly or indirectly, eighty percent (80%) or more of the beneficial ownership (including profits or other economic interests), (b) to any successor in interest upon the sale of all or substantially all of the assets of the Limited Partner, or in connection with a merger, consolidation or dissolution or any corporate Limited Partner, (c) to certain affiliated corporations or business entities of a Limited Partner, (d) as may be required by any law or regulation, (e) by testamentary disposition or intestate succession, or (f) to a trust, profit sharing plan or other entity controlled by, or for the benefit of, such Limited Partner or one or more family members. A change in any trustee or fiduciary of a Limited Partners shall not be considered to be a sale, assignment, pledge, mortgage, hypothecation, gift or other disposition or transfer under this paragraph 9.4, provided written notice of such change is given to the General Partner within a reasonable period of time after the effective date thereof. Unless otherwise consented to by the General Partner, any sale, assignment, pledge, mortgage, hypothecation, gift or other disposition of or transfer by a Limited Partner of its interest in the Partnership shall be effective as of the end of the fiscal quarter in which the General Partner consents to such transfer.
9.5    Requirements for Transfer.
(a)    No sale, assignment, pledge, mortgage, hypothecation, gift or other disposition of or transfer by a Limited Partner of its interest in the Partnership, directly or indirectly, shall be permitted until the General Partner shall have received an opinion of counsel satisfactory to it in form and substance (or waived, in whole or in part, such opinion requirement) that the effect of such transfer or disposition would not:
(i)    result in a violation of the Securities Act or any comparable state law;
(ii)    require the Partnership to register as an investment company under the U.S. Investment Company Act of 1940, as amended;
(iii)    require the Partnership, the General Partner, any member of the General Partner, the Management Company or their respective Affiliates to register as an investment adviser under the Advisers Act;
(iv)    result in the Partnership’s assets being considered, in the opinion of counsel for the Partnership, as “plan assets” within the meaning of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any regulations proposed or promulgated thereunder;

(v)    result in a termination of the Partnership’s status as a partnership for tax purposes;
(vi)    cause the Partnership to be characterized as a “publicly traded partnership” as such term is defined in Section 7704(b) of the Code;
(vii)    result in a violation of any law, rule, or regulation by any Limited Partner, the Partnership, the General Partner, any member of the General Partner, the Management Company or any of their respective Affiliates; or
(viii)    result in a violation of this Agreement.
Such legal opinion shall be provided to the General Partner by the transferring Limited Partner or the proposed transferee. Upon request, the General Partner will use its good faith diligent efforts to provide any information possessed by the Partnership and reasonably requested by a transferring Limited Partner to enable it to render the foregoing opinion. Notwithstanding any provision of this Article 9 to the contrary, the General Partner may, in its sole discretion, waive, in whole or in part, the requirement of an opinion of counsel provided for in this paragraph 9.5(a).
(b)    Any Limited Partner who requests or otherwise seeks to effect a sale, assignment, pledge, mortgage, hypothecation, gift or other disposition of or transfer of all or a portion of its interest in the Partnership hereby agrees to reimburse the Partnership, at the request of the General Partner, for any expenses reasonably incurred by the Partnership in connection with such transaction, including the costs of seeking and obtaining any legal opinion required by paragraph 9.5(a) and any other legal, tax, accounting and miscellaneous expenses (“Transfer Expenses”), whether or not such transfer is consummated. At its election, and in any event if the transferor has not reimbursed the Partnership for any Transfer Expenses incurred by the Partnership in preparing for or consummating a proposed or completed transfer within thirty (30) days after the General Partner has delivered to such Partner written demand for payment, the General Partner may seek reimbursement from the transferee of such interest (or portion thereof). If the transferee does not reimburse the Partnership for such Transfer Expenses within a reasonable time (or, in the case of a transfer not consummated, the prospective transferor does not reimburse the Partnership within a reasonable time), the General Partner may charge the Capital Account related to such interest with such Transfer Expenses.
9.6    Substitution as a Limited Partner.
(a)    A transferee of a Limited Partner’s interest in the Partnership pursuant to this Article 9 shall be admitted as a substituted Limited Partner with respect to the limited partner interest transferred only with the written consent of the General Partner, which consent may be granted or denied in the sole discretion of the General Partner, and only if such transferee (a) elects to become a substituted Limited Partner and (b) executes, acknowledges and delivers to the Partnership such other instruments as the General Partner may deem necessary or advisable to effect the admission of such transferee as a substituted Limited Partner, including, without limitation, the written acceptance and adoption by such transferee of the provisions of this Agreement. Subject to paragraph 9.4, without the written consent of the General Partner to such substitution and the written opinion of counsel required by paragraph 9.5(a) (or waiver thereof, in whole or in part, by the General Partner), no transferee of a limited partner interest shall be admitted as a substituted Limited Partner.
(b)    The transferee of a limited partner interest in the Partnership transferred pursuant to this Article 9 that is admitted to the Partnership as a substituted Limited Partner shall succeed to the rights and liabilities of the transferor Limited Partner (to the extent of the interest transferred) and, after the effective date of such admission, the Capital Commitment, contribution and Capital Account of the transferor shall become the Capital Commitment, contribution and Capital Account, respectively, of the transferee, to the extent of the interest transferred. If a transferee is not admitted to the Partnership as a substituted Limited Partner, (i) such transferee shall have no right to participate with the Limited Partners in any votes taken or consents granted or withheld by the Limited Partners hereunder, and (ii) the transferor shall remain liable to the Partnership for all contributions and other amounts payable with respect to the transferred interest to the same extent as if no transfer had occurred. Subject to clause (i) above, a Person in whom a Limited Partner’s interest in the Partnership becomes vested by operation of law may be entered in the books and records of the Partnership as the holder of such interest upon notification to the General Partner by such Person and delivery of sufficient supporting documentation to the General Partner.
(c)    If a transfer has been proposed or attempted but the requirements of this Article 9 have not been satisfied, the General Partner shall not admit the purported transferee as a substituted Limited Partner but, to the contrary, shall use its reasonable best efforts to ensure that the Partnership (i) continues to treat the transferor as the sole owner of the interest in the Partnership purportedly transferred, (ii) makes no distributions to the purported transferee and (iii) does not furnish to the purported transferee any tax, financial information or other Confidential Information regarding the Partnership. The General Partner shall also use its reasonable best efforts to ensure that the Partnership does not otherwise treat the purported transferee as an owner of any interest in the Partnership (either legal or equitable), unless required by law to do so. The Partnership shall be entitled to seek injunctive relief, at the expense of the purported transferor, to prevent any such purported transfer.
ARTICLE 10

DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP
10.1    Extension of Partnership Term. Upon or before the Termination Date, the General Partner may in its reasonable discretion by written notice to the Limited Partners extend the Partnership term for one additional one (1) year period, and upon the conclusion of such extension period, with the consent of the Advisory Committee, the General Partner may extend the Partnership term for a second additional one (1) year period, and upon the conclusion of this second one (1) year extension period, with the consent of a Majority in Interest of the Limited Partners, the General Partner may extend the Partnership term for additional one (1) year periods. During such one (1) year extension periods, the General Partner shall use its reasonable efforts to convert the Partnership’s Nonmarketable Securities into Marketable Securities or cash, and all Securities that become Marketable Securities during such period or periods shall be promptly distributed to the Partners. The General Partner shall not purchase the Securities of any new issuer in which the Partnership does not already hold an interest during such period; provided, however, that the General Partner may purchase additional Securities of a Portfolio Company if it deems such a purchase to be in the best interests of the Partnership. The management fee during any extension period shall be as set forth in Article 6.
10.2    Early Termination of the Partnership.

(a)    Subject to the Act, the Partnership shall dissolve, and the affairs of the Partnership shall be wound up prior to the Termination Date (or such subsequent date to which the Partnership term has previously been extended pursuant to paragraph 10.1):
(i)    ninety (90) days after the withdrawal, bankruptcy, or dissolution of the General Partner, unless a Majority in Interest of the Limited Partners elect to continue the Partnership within such ninety (90) day period; or
(ii)    at any time upon the election of Eighty-Five Percent (85.0%) in Interest of the Limited Partners with or without cause (i.e., “no fault termination”).
(b)    In the event that the Partnership is dissolved pursuant to paragraph 10.2(a), a Majority in Interest of the Limited Partners shall elect one or more liquidators to manage the liquidation of the Partnership in the manner described in paragraphs 10.3 and 10.4.
10.3    Winding Up Procedures.
(a)    Promptly upon dissolution of the Partnership (unless the Partnership is continued in accordance with this Agreement or the provisions of the Act), the affairs of the Partnership shall be wound up and the Partnership liquidated.
(b)    Distributions during the winding up period may be made in cash or in kind or partly in cash and partly in kind. The General Partner or the liquidator shall use its best judgment as to the most advantageous time for the Partnership to sell Securities or to make distributions in kind. All cash and each Security distributed in kind after the date of dissolution of the Partnership shall be distributed ratably in accordance with paragraph 10.4(c) with the Partners Capital Accounts being adjusted through the date of each distribution, unless such distribution would result in a violation of a law or regulation applicable to a Limited Partner, in which event, upon receipt by the General Partner of notice to such effect, such Limited Partner may designate a different entity to receive the distribution, or designate, subject to the approval of the General Partner, an alternative distribution procedure (provided such alternative distribution procedure does not prejudice any of the other Partners). Each Security so distributed shall be subject to reasonable conditions and restrictions necessary or advisable, as determined in the reasonable discretion of the General Partner or the liquidator, in order to preserve the value of such Security or for legal reasons.
10.4    Payments in Liquidation. The assets of the Partnership shall be distributed in final liquidation of the Partnership in the following order:
(a)    to the creditors of the Partnership, other than Partners, in the order of priority established by law, either by payment or by establishment of reserves;
(b)    to the Partners, in repayment of any loans made to, or other debts owed by, the Partnership to such Partners; and
(c)    the balance, if any, to the General Partner and the Limited Partners in respect of the positive balances in their Capital Accounts in compliance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2).
10.5    Return of Excess Distributions.

(a)    Notwithstanding paragraphs 7.3 and 10.4, upon liquidation of the Partnership pursuant to this Article 10, the General Partner shall be required to pay back to the Partnership the amount by which the cumulative net distributions received by the General Partner over the life of the Partnership (excluding amounts received by the General Partner in respect of its Partnership Percentage and amounts returned to the Partnership by the General Partner pursuant to paragraph 4.2(d)(ii) prior to final liquidation of the Partnership) exceeds the sum of the aggregate allocations of net profits minus the aggregate allocations of net losses and expenses made to the General Partner in respect of its “carried interest”; provided, however, that the amount of repayment described in this paragraph 10.5 shall be limited to the cumulative net distributions received by the General Partner over the life of the Partnership (excluding amounts received by the General Partner in respect of its Partnership Percentage and amounts returned to the Partnership by the General Partner pursuant to paragraph 4.2(d)(ii) prior to final liquidation of the Partnership) reduced by the federal and state income taxes payable on such excess amount by the members of the General Partner (assuming for this purpose that all in kind distributions were immediately sold upon receipt and such taxes were paid at the Applicable Tax Rate).
(b)    In the event that the assets of the General Partner are insufficient to satisfy the obligation described in the preceding sentence, each member of the General Partner shall be severally, but not jointly, liable for and shall personally guaranty his or her pro rata share of the General Partner’s remaining obligation to the Partnership under this paragraph 10.5. The pro rata shares described in the preceding sentence shall be based on relative distributions received by each member of the General Partner from the General Partner. The General Partner shall cause each member of the General Partner to execute a guarantee agreement for the benefit of the Limited Partners.
(c)    If Partners are required to recontribute distributions pursuant to paragraph 4.2(d)(ii) after the final liquidation and winding up of the Partnership, the amount of the General Partner’s obligation under paragraph 10.5(a) shall be recomputed by treating the expense giving rise to the return of distributions pursuant to paragraph 4.2(d)(ii) as if it had occurred prior to final liquidation. The difference between the amount originally computed pursuant to paragraph 10.5(a) as of the final liquidation and winding up of the Partnership and the amount described in the immediately preceding sentence shall reduce dollar for dollar the aggregate amount otherwise required to be recontributed by the Partners pursuant to paragraph 4.2(d)(ii).
ARTICLE 11
FINANCIAL ACCOUNTING, REPORTS AND MEETINGS
11.1    Financial Accounting; Fiscal Year. The books and records of the Partnership shall be kept in accordance with the provisions of this Agreement and otherwise in accordance with U.S. generally accepted accounting principles consistently applied (“GAAP”) or another recognized method of accounting, including without limitation tax basis accounting, and shall be audited at the end of each fiscal year by an independent public accountant of national or regional standing selected by the General Partner beginning with the first calendar year commencing after the Activation Date; provided, that such initial audit of the books and records of the Partnership shall cover the Partnership’s prior fiscal years beginning on the Initial Closing Date. The Partnership’s fiscal year shall be the calendar year.
11.2    Supervision; Inspection of Books. Proper and complete books of account of the Partnership, copies of the Partnership’s federal, state and local tax returns for each fiscal year, the schedule of partners, this Agreement and the Partnership’s Certificate of Limited Partnership and any amendments thereto shall be kept under the supervision of the General Partner at the principal office of the Partnership. Such books and records shall be open to inspection by the Limited Partners, or their accredited representatives, at any reasonable time during normal business hours after reasonable advance notice. Notwithstanding anything in this Agreement to the contrary, the schedule of partners shall be available for inspection or copying unless either (i) the General Partner is prohibited from disclosing such schedule due to confidentiality obligations owed to another Limited Partner but only to the extent of such confidentiality obligations, or (ii) withheld from any particular Limited Partner if the General Partner reasonably determines that the disclosure of such schedule to such Limited Partner may result in the general public gaining access to such schedule. Such books and records shall be maintained by the General Partner or its designee for a period of three (3) years following final dissolution of the Partnership. Notwithstanding the foregoing, the General Partner shall have the benefit of the confidential information provisions of Section 17-305(b) of the Act and the obligation to make Confidential Information available or to furnish Confidential Information shall be subject to paragraph 15.15.
11.3    Quarterly Reports. The General Partner shall use commercially reasonable efforts to transmit to the Limited Partners within forty-five (45) days, or as soon thereafter as practicable, after the close of each of the first three quarters of each fiscal year, (a) a summary of acquisitions and dispositions of investments made by the Partnership during such quarter and (b) a list of investments then held together with a valuation of the investments then held. Notwithstanding anything in this paragraph to the contrary, the obligations under this paragraph 11.3 shall commence with the first full fiscal quarter beginning on or after the Activation Date.
11.4    Annual Report; Financial Statements of the Partnership. Beginning with the first calendar year commencing after the Activation Date, the General Partner shall use commercially reasonable efforts to transmit to the Limited Partners within ninety (90) days after the close of the Partnership’s fiscal year, audited financial statements of the Partnership prepared in accordance with the terms of this Agreement and otherwise in accordance with U.S. GAAP, including an income statement for the year then ended and a balance sheet as of the end of such year, and a list of investments then held together with a valuation of the investments then held.
11.5    Tax Returns.
(a)    The General Partner shall use commercially reasonable efforts to cause IRS Form 1065, Schedule K-1 and any other tax information reasonably requested by a Limited Partner, to be prepared and delivered to the Limited Partners within ninety (90) days after the close of the Partnership’s fiscal year.
(b)    Each Limited Partner hereby agrees and covenants that it shall not make an election under Section 732(d) of the Code with respect to property distributed to it by the Partnership without the prior written consent of the General Partner. The General Partner may, but shall not be obligated to, cause the Partnership to make an election under Section 754 of the Code or an election to be treated as an “electing investment partnership” within the meaning of Section 743(e) of the Code. If the Partnership elects to be treated as an electing investment partnership, each Limited Partner shall (i) reasonably cooperate with the Partnership to maintain such status, (ii) shall not take any action that would be reasonably inconsistent with such election, (iii) provide the General Partner with any information necessary to allow the Partnership to comply with its obligations to make tax basis adjustments under Sections 734 or 743 of the Code and its tax reporting and other obligations as an electing investment partnership, and (iv) provide the General Partner and such Limited Partner’s transferee, promptly upon request, with the information required under Section 6031(b) of the Code or otherwise to be furnished to the Partnership or such transferee, including such information as is reasonably necessary to enable the Partnership and such transferee to compute the amount of losses disallowed under Section 743(e) of the Code, but in no event shall such Limited Partner be required to provide such information prior to its receipt of its Schedule K-1 for such taxable year, except to the extent of information, if any, required by the Partnership to complete its Schedule K-1s. Whether or not the Partnership makes such election, promptly upon request, each Limited Partner shall provide the General Partner with any information related to such Partner reasonably necessary (as determined in the General Partner’s sole discretion) to allow the Partnership to comply with (i) its obligations to make tax basis adjustments under Sections 734 or 743 of the Code and (ii) any other U.S. federal income tax reporting obligations of the Partnership.
11.6    Tax Matters Partner; Partnership Representative.
(a)    This paragraph 11.6(a) shall apply for fiscal years of the Partnership beginning on or before December 31, 2017 (or if the effective date of Section 1101 of the Bipartisan Budget Act of 2015 is extended, such later extended date). The General Partner shall be the Partnership’s tax matters partner under the Code and under any comparable provision of state law. The General Partner shall have the right to resign as tax matters partner by giving thirty (30) days written notice to each Partner. Upon such resignation a successor tax matters partner shall be elected by Two-Thirds in Interest of the Limited Partners. The tax matters partner shall employ experienced tax counsel to represent the Partnership in connection with any audit or investigation of the Partnership by the Internal Revenue Service and in connection with all subsequent administrative and judicial proceedings arising out of such audit. If the tax matters partner is required by law or regulation to incur fees and expenses in connection with tax matters not affecting all the Partners, then the Partnership shall be entitled to reimbursement from those Partners on whose behalf such fees and expenses were incurred. The tax matters partner shall keep the Partners informed of all administrative and judicial proceedings, as required by Section 6223(g) of the Code, and shall furnish to each Partner, if such Partner so requests in writing, a copy of each notice or other communication received by the tax matters partner from the Internal Revenue Service, except such notices or communications as are sent directly to such requesting Partner by the Internal Revenue Service. The relationship of the tax matters partner to the Limited Partners is that of a fiduciary, and the tax matters partner has fiduciary obligations to perform its duties as tax matters partner in such manner as will serve the best interests of the Partnership and all of the Partnership’s Partners. To the fullest extent permitted by law, but subject to the limitations and exclusions of paragraph 15.4 below, the Partnership agrees to indemnify the tax matters partner and its agents and save and hold them harmless, from and in respect to all (a) fees, costs and expenses in connection with or resulting from any claim, action, or demand against the tax matters partner, the General Partner or the Partnership that arise out of or in any way relate to the tax matters partner’s status as tax matters partner for the Partnership, and (b) all such claims, actions, and demands and any losses or damages therefrom, including amounts paid in settlement or compromise of any such claim, action, or demand; provided, that this indemnity shall not extend to conduct by the tax matters partner and/or its agents adjudged (x) not to have been undertaken in good faith or (y) to have constituted intentional wrongdoing.
(b)    For fiscal years of the Partnership beginning after December 31, 2017 (or if the effective date of Section 1101 of the Bipartisan Budget Act of 2015 is extended, such later extended date): (i) the General Partner (or such other person selected by the General Partner) shall be designated the “partnership representative” within the meaning of Code Section 6223(a) (the “Partnership Representative”) and the

General Partner shall be authorized to take any actions necessary under Treasury Regulations or other guidance to cause the General Partner to be designated as such; (ii) the Partnership and each Partner agree that they shall be bound by the actions taken by the Partnership Representative, as described in Code Section 6223(b); (iii) the Partners consent to the election set forth in Code Section 6226(a) and agree to take any action, and furnish the General Partner with any information necessary, to give effect to such election if the General Partner decides to make such election; (iv) any imputed underpayment imposed on the Partnership (or any fiscally transparent entity in which the Partnership owns an interest) pursuant to Code Section 6232 (and any related interest, penalties or other additions to tax) that the General Partner reasonably determines is attributable to one or more Partners (including any former Partner) shall be, in the General Partner’s sole discretion either (A) treated as a Tax Payment subject to the provisions of paragraph 7.6 or (B) promptly paid by such Partners to the Partnership (pro rata in proportion to their respective shares of such underpayment) within fifteen (15) days following the General Partner’s request for payment, which request for payment, for the avoidance of doubt, will be made only after the Partnership has received a notice of final partnership adjustment pursuant to Code Section 6231 (and any failure to pay such amount shall result in a subsequent reduction in distributions otherwise payable to such Partner plus interest on such amount calculated at the Prime Rate plus four percent (4%)) and/or shall constitute a failure “to make any of the capital contributions required of it under this Agreement” subject to the terms of paragraph 4.5); provided, that in making the determination of which Partners (including former Partners) any such imputed underpayment is attributable to, the General Partner will allocate any imputed underpayment imposed on the Partnership (and any related interest, penalties, additions to tax and audit costs) among the Partners in good faith taking into account each Partner’s particular status, including, for the avoidance of doubt, a Partner’s tax-exempt status; and (v) paragraph 15.3 and paragraph 15.4 shall apply to the General Partner in its capacity as Partnership Representative. Any references to Code Sections set forth in this paragraph 11.6(b) refer to those Sections as in effect for fiscal years of the Partnership beginning after December 31, 2017 (or if the effective date of Section 1101 of the Bipartisan Budget Act of 2015 is extended, such later extended date). The General Partner, in its capacity as the Partnership Representative, shall be authorized to take any of the foregoing actions (or any similar actions), to the extent necessary to allow the Partnership to comply with the partnership audit provisions of the Bipartisan Budget Act of 2015. Regarding the potential obligation of a former Partner under this paragraph, the following shall apply: (i) each Partner agrees that notwithstanding any other provision in this Agreement if it is no longer a Partner it shall nevertheless be obligated for any responsibilities under this paragraph as if it were a Partner at the time of demand hereunder; and (ii) the General Partner will not consent to the transfer of interest of any Limited Partner unless the transferee receiving such interest agrees that in the event the transferor of such interest does not fulfill its obligation under the preceding clause (i) within twenty (20) business days following written demand by the General Partner, such transferee shall be jointly and severally liable with such transferor for such obligation and the General Partner may thereafter treat the transferee as the relevant Partner for purposes of this paragraph. The General Partner will provide prompt written notification to each Limited Partner in the event of any audit of the Partnership by the United States Internal Revenue Service.
11.7    Website Based Reporting. The General Partner shall be entitled, in its sole discretion, to transmit the reports and statements described in paragraphs 11.3 and 11.4 (the “Subject Reports”) to one or more Limited Partners solely by means of granting such Limited Partners access to a database or other forum hosted on a website designated by the General Partner (the “Reporting Site”), with such parameters regarding access and availability of information for review as the General Partner deems reasonably necessary to protect the confidentiality and proprietary nature of the information contained therein

(including, but not limited to, establishing password protections for access to the Reporting Site, preventing the Subject Reports posted on the Reporting Site from being copied or otherwise print capable and having such Subject Reports available for review for a restricted period of time (but in no event less than 30 days from the first date such Subject Reports are posted on the Reporting Site)). Unless the General Partner exercises its discretion pursuant to and in compliance with paragraph 15.15(c) to restrict access to certain Confidential Information that may be included in a Subject Report posted on the Reporting Site, the Subject Reports posted on the Reporting Site shall contain all of the material information included in those Subject Reports transmitted to Limited Partners other than pursuant to this paragraph 11.7. The Subject Reports shall be posted on the Reporting Site within the same number of days after the end of the applicable fiscal quarter or Fiscal Year as is required pursuant to paragraphs 11.3 and 11.4.
ARTICLE 12
VALUATION AND ADVISORY COMMITTEE
12.1    Valuation. Subject to the specific standards set forth below, the valuation of Securities and other assets and liabilities under this Agreement shall be at fair market value. Except as may be required under applicable Treasury Regulations, no value shall be placed on the goodwill or the name of the Partnership or the General Partner, the Partnership’s office, records, files and statistical data or any intangible assets of the Partnership in the nature of or similar to goodwill in determining the value of the interest of any Partner in the Partnership or in any accounting among the Partners.
(a)    The following criteria shall be used for determining the fair market value of Securities:
(i)    If traded on one or more securities exchanges or quoted on the automated screen-based quotation and trade execution system operated by Nasdaq, Inc., or any successor thereto (“NASDAQ”), the value shall be deemed to be the Securities’ closing price on the principal of such exchanges on the valuation date.
(ii)    If actively traded over the counter (other than on the NASDAQ), the value shall be deemed to be the average of the closing bid and ask prices of such Securities on the valuation date.
(iii)    If there is no active public market, the value shall be the fair market value thereof, as determined by the General Partner, taking into consideration the purchase price of the Securities, developments concerning the investee company subsequent to the acquisition of the Securities, any financial data and projections of the investee company provided to the General Partner, any contractual restrictions on sale of the Securities, indications of public float and liquidity of Securities, and such other factor or factors as the General Partner may deem relevant in accordance with a valuation policy established by the General Partner, which shall be reasonably acceptable to the Advisory Committee.
(b)    If the General Partner in good faith determines that, because of special circumstances, the valuation methods set forth in paragraph 12.1 do not fairly determine the value of a Security, the General Partner shall make such adjustments or use such alternative valuation method as it reasonably deems appropriate.
(c)    The General Partner shall have the power at any time to determine, for all purposes of this Agreement, the fair market value of any assets and liabilities of the Partnership.

(d)    If within thirty (30) days of receipt of either the quarterly or annual reports described in paragraphs 11.3 and 11.4, respectively, the Advisory Committee notifies the General Partner of an objection to such proposed valuation contained in such reports, then, if the General Partner and a majority of the members of the Advisory Committee cannot otherwise mutually agree on the valuation, the General Partner and the Advisory Committee may each appoint an independent securities expert to render a valuation, and the average of such experts valuations shall be adopted as the Partnership’s valuation. The Advisory Committee shall receive a copy of all such expert valuations. The fees and expenses of any expert retained in accordance with this paragraph 12.1(d) shall be borne by the Partnership.
12.2    Advisory Committee. The General Partner will appoint an Advisory Committee (the “Advisory Committee”), which shall consist of no more than, unless the Advisory Committee consents otherwise, four (4) representatives of the Limited Partners selected by the General Partner from time to time in its reasonable judgment; provided, however, no member of the Advisory Committee may be a representative of the General Partner, a Principal, or an Affiliate thereof. The duties of the Advisory Committee will include (a) consideration of any approvals sought by the General Partner pursuant to the terms of this Agreement; and (b) such advice and counsel as is requested by the General Partner in connection with the Partnership’s investments and other Partnership matters, including with respect to all matters pertaining to conflicts of interest submitted to the Advisory Committee by the General Partner with respect to the Partnership, the General Partner or any of the members of the General Partner (excluding matters otherwise expressly addressed pursuant to the terms of this Agreement). Subject to paragraph 12.1(d), the General Partner (or its designee) will retain ultimate responsibility for asset valuations and for making all investment decisions. All actions, consents or approvals of the Advisory Committee shall require a majority of its members serving at the time such action, consent or approval is taken, which actions, consents or approvals may be carried out by telephone, facsimile or electronic mail or other means reasonably acceptable to the General Partner. To the fullest extent permitted by law, neither the members of the Advisory Committee, nor the Limited Partners on behalf of whom such members act as representatives, shall owe any duties (fiduciary or otherwise) to the Partnership or any other Partner in respect of the activities of the Advisory Committee, except to refrain from bad faith violations of the implied contractual obligation of good faith. For the avoidance of doubt, any member of the Advisory Committee may vote in his or her own interest or in the interest of their constituent Limited Partner, which interest may or may not be aligned with the interest of the Management Company, the General Partner or the other Limited Partners, and shall not be deemed to have acted in bad faith for voting in such manner. The General Partner may, in its sole discretion, seek the approval of the Advisory Committee in connection with (i) approval required under the Advisers Act, including, without limitation, (i) any approvals required under Section 206(3) thereof, or (ii) any consent to a transaction that would result in an “assignment” (within the meaning of the Advisers Act) of the Partnership’s contract with the Management Company or the General Partner’s interest in the Partnership, and it is agreed by the Partners that such approval of the Advisory Committee shall constitute the consent of the Partnership and the Limited Partners for purposes of the Advisers Act.
ARTICLE 13
REGULATED PARTNERS
13.1    ERISA Partners.

(a)    Each Limited Partner that is, or whose equity interests are at least partially owned by, an “employee benefit plan” (the “ERISA Partner”) within the meaning of, and subject to the provisions of, ERISA hereby (i) acknowledges that it is its understanding that neither the Partnership, the General Partner, nor any of the Affiliates of the General Partner, are “fiduciaries” of such Limited Partner within the meaning of ERISA by reason of the Limited Partner investing its assets in, and being a Limited Partner of, the Partnership; (ii) acknowledges that it has been informed of and understands the investment objectives and policies of, and the investment strategies that may be pursued by, the Partnership; (iii) acknowledges that it is aware of the provisions of Section 404 of ERISA relating to the requirements for investment and diversification of the assets of employee benefit plans and trusts subject to ERISA; (iv) represents that it has given appropriate consideration to the facts and circumstances relevant to the investment by that ERISA Partner’s plan in the Partnership and has determined that such investment is reasonably designed, as part of such portfolio, to further the purposes of such plan; (v) represents that, taking into account the other investments made with the assets of such plan, and the diversification thereof, such plan’s investment in the Partnership is consistent with the requirements of Section 404 and other provisions of ERISA; (vi) acknowledges that it understands that current income will not be a primary objective of the Partnership; and (vii) represents that, taking into account the other investments made with the assets of such plan, the investment of assets of such plan in the Partnership is consistent with the cash flow requirements and funding objectives of such plan.
(b)    Notwithstanding any provision contained herein to the contrary, each ERISA Partner may elect to withdraw from the Partnership, or upon demand by the General Partner shall withdraw from the Partnership, at the time and in the manner hereinafter provided, if either the ERISA Partner or the General Partner shall obtain a materially unqualified opinion of counsel (which counsel shall be reasonably acceptable to both the ERISA Partner and the General Partner) to the effect that, as a result of applicable statutes, regulations, case law, administrative interpretations, or similar authority (i) the continuation of the ERISA Partner as a Limited Partner of the Partnership or the conduct of the Partnership will result, or there is a material likelihood the same will result, in a material violation of ERISA, or (ii) all or any portion of the assets of the Partnership constitute assets of the ERISA Partner and are subject to the provisions of ERISA to substantially the same extent as if owned directly by the ERISA Partner. In the event such opinion of counsel is issued to the General Partner, a copy of such opinion shall promptly be given to all the ERISA Partners, together with the written notice of the election of the ERISA Partner to withdraw or the written demand of the General Partner for withdrawal, whichever the case may be. In the event such opinion of counsel is issued to the ERISA Partner, a copy of such opinion shall promptly be given the General Partner. Thereupon, unless within ninety (90) days after receipt of such written notice and opinion the General Partner is able to eliminate the necessity for such withdrawal to the reasonable satisfaction of the ERISA Partner and the General Partner, whether by correction of the condition giving rise to the necessity of the ERISA Partner’s withdrawal, or the amendment of this Agreement, or otherwise, such ERISA Partner shall withdraw its entire interest in the Partnership, such withdrawal to be effective upon the last day of the fiscal quarter during which such ninety (90) day period expired.
(c)    The withdrawing ERISA Partner shall be entitled to receive within ninety (90) days after the date of such withdrawal an amount equal to the fair market value of such Partner’s interest in the Partnership valued as of the effective date of such withdrawal.
(d)    Any distribution or payment to a withdrawing ERISA Partner pursuant to this paragraph 13.1 may, in the sole discretion of the General Partner, be made in cash, in securities, in the form of a promissory note, the terms of which shall be mutually agreed upon by the General Partner and the withdrawing ERISA Partner, or any combination thereof.
(e)    Any valuation necessary for the purposes of a distribution or payment to a withdrawing ERISA Partner pursuant to this paragraph shall be made by the General Partner in good faith pursuant to paragraph 12.1.
13.2    Governmental Plan Partners. Notwithstanding any provision of this Agreement to the contrary, any Limited Partner that is either a “governmental plan” as defined in Title 29, Section 1002(32) of the United States Code or an employee benefit plan subject to Governmental Plan Regulations (a “Governmental Plan Partner”) may elect to withdraw from the Partnership, or upon demand by the General Partner shall withdraw from the Partnership, if either the Governmental Plan Partner or the General Partner shall obtain an opinion of counsel (which counsel shall be reasonably acceptable to both the Governmental Plan Partner and the General Partner) to the effect that the Governmental Plan Partner, the Partnership, or the General Partner would be in violation, or there is a material likelihood the same would result, of any Governmental Plan Regulation, as a result of the Governmental Plan Partner continuing as a Limited Partner, and, in the case of an opinion obtained by the General Partner, that such violation would have a material adverse effect on the General Partner or the Partnership. In the event of the issuance of the opinion of counsel referred to in the preceding sentence, the withdrawal of and disposition of the Governmental Plan Partner’s interest in the Partnership shall be governed by paragraph 13.1 of the Agreement, as if the Governmental Plan Partner were an ERISA Partner.
13.3    Private Foundation Partners. Notwithstanding any provision of the Agreement to the contrary, any Limited Partner that is, or whose equity interests are at least partially owned by, a “private foundation” as described in Section 509 of the Code (a “Private Foundation Partner”), may elect to withdraw from the Partnership, or upon demand by the General Partner shall withdraw from the Partnership, if either the Private Foundation Partner or the General Partner shall obtain an opinion of counsel (which counsel shall be reasonably acceptable to both the Private Foundation Partner and the General Partner) to the effect that such withdrawal is necessary in order for the Private Foundation Partner to avoid (a) excise taxes imposed by Subchapter A of Chapter 42 of the Code (other than Sections 4940 and 4942 thereof), or (b) a material breach of the fiduciary duties of its trustees under any federal or state law applicable to private foundations or any rule or regulation adopted thereunder by any agency, commission, or authority having jurisdiction. In the event of the issuance of the opinion of counsel referred to in the preceding sentence, the withdrawal of and disposition of the Private Foundation Partner’s interest in the Partnership shall be governed by paragraph 13.1, as if the Private Foundation Partner were an ERISA Partner.
13.4    Bank Holding Company Act Partners. Notwithstanding any provision of the Agreement to the contrary, any Limited Partner that is subject to the BHC Act (a “BHC Partner”), may elect to withdraw from the Partnership, or upon demand by the General Partner shall withdraw from the Partnership, if the BHC Partner or the General Partner shall obtain an opinion of counsel (which counsel shall be reasonably acceptable to both the BHC Partner and the General Partner) to the effect that the BHC Partner would be in violation of any provision of the BHC Act, including any regulation, written interpretation or directive of any governmental authority having regulatory authority over the BHC Partner, enacted or promulgated after the date of formation of the Partnership, as a result of the BHC Partner continuing as a Limited Partner. In the event of the issuance of the opinion of counsel referred to in the preceding sentence, the withdrawal of and disposition of the BHC Partner’s interest in the Partnership shall be governed by paragraph 13.1, as if the BHC Partner were an ERISA Partner.

ARTICLE 14
CERTAIN DEFINITIONS
14.1    Accounting Period. Accounting Period shall refer to the period beginning on the 1st day of January and ending on the 31st of December; provided, however, that the General Partner may elect to commence a new Accounting Period on (i) the date of any change in the Partners’ respective interests in the Profits or Losses of the Partnership during such calendar year except on the first day thereof, or (ii) any other date the General Partner shall determine. An Accounting Period shall terminate immediately prior to the commencement of a new Accounting Period (or if no new Accounting Period has been commenced, on December 31) and the final Accounting Period shall terminate on the date the Partnership shall terminate.
14.2    Adjusted Asset Value. The Adjusted Asset Value with respect to any asset shall be the asset’s adjusted basis for federal income tax purposes, except as follows:
(a)    The initial Adjusted Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset at the time of contribution, as determined by the contributing Partner and the Partnership.
(b)    In the discretion of the General Partner, the Adjusted Asset Values of all Partnership assets may be adjusted to equal their respective gross fair market values, as determined by the General Partner, and the resulting unrealized profit or loss allocated to the Capital Accounts of the Partners pursuant to Article 5, as of the following times: (i) upon distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets, unless all Partners receive simultaneous distributions of either undivided interests in the distributed property or identical Partnership assets in proportion to their interests in Partnership distributions as provided in paragraphs 7.4 and 7.5 and (ii) the grant of an additional interest in the Partnership to any new or existing Partner.
(c)    The Adjusted Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, and the resulting unrealized profit or loss allocated to the Capital Accounts of the Partners pursuant to Article 5, as of the termination of the Partnership either by expiration of the Partnership’s term or the occurrence of an event described in paragraph 10.2.
14.3    Affiliate. An Affiliate of any Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with the Person specified or over which the Person specified has direct or indirect investment control; provided, however, the term “Affiliate” with respect to the General Partner and the Management Company shall not include (i) any Person that is not engaged in the day-to-day management or operations of the General Partner or the Management Company, or (ii) any investment held by the Partnership.

14.4    Capital Account. The Capital Account of each Partner shall consist of its original capital contribution, (a) increased by any additional capital contributions, its share of income or gain that is allocated to it pursuant to this Agreement, and the amount of any Partnership liabilities that are assumed by it or that are secured by any Partnership property distributed to it, and (b) decreased by the amount of any distributions to or withdrawals by it, its share of expense or loss that is allocated to it pursuant to this Agreement, and the amount of any of its liabilities that are assumed by the Partnership or that are secured by any property contributed by it to the Partnership. The foregoing provision and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulations, the General Partner may make such modification, provided that it is not likely to have more than an insignificant effect on the total amounts distributable to any Partner pursuant to Article 7 and Article 10.
14.5    Capital Commitment; Committed Capital. A Partner’s Capital Commitment shall mean the amount that such Partner has agreed to contribute to the capital of the Partnership as set forth in the books and records of the Partnership. The Partnership’s Committed Capital shall equal the sum of the aggregate Capital Commitments of all Partners.
14.6    Carry Percentage. Carry Percentage means, with respect to each Partner, the percentage rate so designated on the General Partner’s acceptance page to such Partner’s Subscription Agreement or as otherwise set forth in writing by the General Partner; provided, that if no such rate is designated with respect to a Partner, then such rate percentage shall be twenty percent (20%).
14.7    Code. The Code is the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
14.8    Deemed Gain or Deemed Loss. The Deemed Gain from any in kind distribution of Securities shall be equal to the excess, if any, of the fair market value of the Securities distributed (valued as of the date of distribution in accordance with paragraph 12.1), over the aggregate Adjusted Asset Value of the Securities distributed. The Deemed Loss from any in kind distribution of Securities shall be equal to the excess, if any, of the aggregate Adjusted Asset Value of the Securities distributed over the fair market value of the Securities distributed (valued as of the date of distribution in accordance with paragraph 12.1).
14.9    Fee Date. Fee Date shall mean each of the following dates each fiscal year: January 1, April 1, July 1 and October 1, or the next business day thereafter if any of the foregoing falls on a non-business day in a particular fiscal year.
14.10    Final Closing Date. The Final Closing Date shall mean the final day upon which the General Partner has admitted Limited Partners to the Partnership pursuant to paragraph 3.2(b) (including any extensions of the period applicable therein).
14.11    Idle Funds Income. Idle Funds Income shall mean all income received by the Partnership from commercial paper, certificates of deposit, treasury bills, and other money market investments with maturities of less than twelve (12) months.

14.12    Investment Period. The Investment Period shall mean the period beginning on the date of the Initial Closing Date and terminating upon the sixth anniversary of the Activation Date.
14.13    Management Fee Percentage. Management Fee Percentage means, with respect to each Limited Partner, the percentage rate so designated on the General Partner’s acceptance page to such Limited Partner’s Subscription Agreement; provided, that if no such rate is designated with respect to a Limited Partner, then such rate percentage shall be 0.625% (i.e., 2.50% annually).
14.14    Marketable; Marketable Securities; Marketability. These terms shall refer to Securities that are (a) traded on a national securities exchange, on NASDAQ, or over the counter, and (i) freely transferable pursuant to either Rule 144 of the Securities Act (without being subject to any volume restrictions set forth in Rule 144(e)) or Rule 145 of the Securities Act it being agreed that the General Partner may assume that none of the Partners is an “affiliate” of the issuer thereof as defined under Rule 144 of the Securities Act and (ii) not subject to any underwriter “lock-up” or other contractual restrictions on transferability, or (b) currently the subject of an effective Securities Act registration statement.
14.15    Nonmarketable Securities. Nonmarketable Securities are all Securities other than Marketable Securities.
14.16    Partnership Expenses. Partnership Expenses shall be those expenses borne directly by the Partnership pursuant to paragraphs 6.2(b), (c) and (d).
14.17    Partnership Percentage. The Partnership Percentage for each Partner shall be determined by dividing the amount of such Partner’s Capital Commitment by the Committed Capital of the Partnership. The sum of the Partners’ Partnership Percentages shall be one hundred percent (100%).
14.18    Percentage in Interest; Majority in Interest. A specified fraction or percentage in interest of the Partners or of the Limited Partners shall mean partners or limited partners of the Partnership and the Parallel Funds whose Capital Commitments, stated as a percentage of the aggregate Capital Commitments of the Partnership and the Parallel Funds, equal or exceed the required fraction or percentage in interest of all such Partners or Limited Partners (not subject to any rounding); provided, however, that for purposes of determining the foregoing, the partnership percentage share of each limited partner of the Partnership and the Parallel Funds shall be equal to (a) its aggregate capital commitment to the Partnership and the Parallel Funds, as applicable, divided by (b) the sum of the aggregate committed capital of the Partnership and the Parallel Funds. In addition, to the extent that a particular matter is specifically applicable or unique to one (1) or more of the Partnership and the Parallel Funds and not specifically applicable or unique to one or more of the Partnership or the Parallel Funds, the capital commitments of all limited partners to the entities to whom such matter is not specifically applicable or unique shall be disregarded in such calculation but only with respect to that particular matter. A Majority in Interest shall mean more than fifty percent (50%) in interest. Any interest owned or controlled by the General Partner, an Affiliate of the General Partner or any Defaulting Limited Partner shall not be counted for purposes of any determination under this Agreement or in the operating agreement of any applicable Parallel Fund of a particular percentage in interest of the Limited Partners and the limited partners of the Parallel Fund (as applicable) including, for the avoidance of doubt, the foregoing determinations of percentages in interest.
14.19    Person. Person shall mean any individual, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, unincorporated organization, joint venture, trust, business or statutory trust, cooperative or association, governmental agency, or other entity, whether domestic or foreign, and the heirs, executors, administrators, legal representative, successors and assigns of such Person where the context so permits.
14.20    Portfolio Company. Portfolio Company shall mean any corporation or other business entity that is an issuer of Securities held by the Partnership. Any corporation or other business entity in which the Partnership holds an indirect beneficial ownership interest through a special purpose vehicle shall also be considered a Portfolio Company for purposes of this Agreement.
14.21    Prime Rate. Prime Rate shall mean the annual rate of interest published in the Wall Street Journal from time to time as the “Prime Rate” or a comparable source selected by the General Partner in its reasonable discretion.
14.22    Principals. Principals shall refer to Richard Ressler and Mark Yung, as well as each additional Person, if any, appointed by the General Partner as a manager pursuant to the terms of its then controlling operating or other definitive agreement.
14.23    Profit or Loss. Profit or Loss shall be an amount computed for each Accounting Period as of the last day thereof that is equal to the Partnership’s taxable income or loss for such Accounting Period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(a)    Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this paragraph shall be added to such taxable income or loss;
(b)    Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profit or Loss pursuant to this paragraph shall be subtracted from such taxable income or loss;
(c)    Gain or loss resulting from any disposition of a Partnership asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Adjusted Asset Value of the asset disposed of rather than its adjusted tax basis;
(d)    The difference between the gross fair market value of all Partnership assets and their respective Adjusted Asset Values shall be added to such taxable income or loss in the circumstances described in paragraph 14.2;
(e)    Items which are specially allocated pursuant to paragraphs 3.2(c), 4.4(b)(v), 5.1(c), 5.1(d), 5.1(e), 5.3 and 5.4 shall not be taken into account in computing Profit or Loss; and
(f)    The amount of any Deemed Gain or Deemed Loss on any Securities distributed in kind shall be added to or subtracted from (as the case may be) such taxable income or loss to the extent not taken into account under paragraph 14.23(d).
14.24    Securities. Securities shall mean securities of every kind and nature and rights and options with respect thereto, including stock, notes, bonds, debentures, options, evidences of indebtedness and other business interests of every type, including partnerships, joint ventures, proprietorships and other business entities.

14.25    Securities Act. Securities Act shall mean the U.S. Securities Act of 1933, as amended.
14.26    Subscription Agreement. With respect to each Limited Partner, the Subscription Agreement and Investor Questionnaire among such Limited Partner, the Partnership and the General Partner effecting the purchase and sale of such Limited Partner’s interest in the Partnership.
14.27    Treasury Regulations. Treasury Regulations shall mean the Income Tax Regulations promulgated by the United States Department of Treasury under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

ARTICLE 15
OTHER PROVISIONS
15.1    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as such law would be applied to agreements among the residents of such state made and to be performed entirely within such state.
15.2    Limitation of Liability of the Limited Partners. Except as required by law, no Limited Partner shall be personally liable for the expenses, liabilities or obligations of the Partnership. Notwithstanding the foregoing, each Limited Partner shall be required to pay to the Partnership, at such times and subject to the conditions set forth herein, all amounts that such Limited Partner has agreed to pay in respect of its Capital Commitment and to deliver such other amounts it is obligated to pay over to the Partnership pursuant to this Agreement.
15.3    Exculpation. Neither the General Partner, the Management Company, the tax matters partner or Partnership Representative, the members of the Advisory Committee, and their respective officers, employees, principals, managers, members, agents and affiliates (collectively, the “Covered Persons”) shall be liable, responsible or accountable in damages or otherwise to any Partner or the Partnership for honest mistakes of judgment, or for action or inaction, taken in good faith and in the reasonable belief that such action or inaction was in, or not opposed to, the best interest of the Partnership, or for losses due to such mistakes, action, or inaction, or to the negligence, dishonesty, or bad faith of any employee, broker, or other agent of the Partnership, provided that such employee, broker, or agent was selected and monitored with reasonable care. To the fullest extent permitted by law, no Covered Person shall be liable to the Partnership or any Partner with respect to any action or omission taken or suffered by any of them in good faith if such action or omission is taken or suffered in reliance upon and in accordance with the opinion or advice of legal counsel (as to matters of law), or of accountants (as to matters of accounting), or of investment bankers, accounting firms, or other appraisers (as to matters of valuation), provided that any such professional or firm is selected and monitored with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this paragraph 15.3 and the immediately following paragraph shall not be construed so as to relieve (or attempt to relieve) any Covered Person of any liability by reason of such Covered Person’s commission of gross negligence, willful misconduct, recklessness or willful and material breach of the Agreement that results in a material adverse effect to the Limited Partners; provided that members of the Advisory Committee, the Limited Partners of which such Persons are representatives, and any liquidator other than the General Partner shall be entitled to the benefit of exculpation under this paragraph 15.3 so long as such Person acted in good faith. Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, a Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, any Partner or any other Person bound by this Agreement, such Partner acting under this Agreement shall not be liable to the Partnership, any Partner or any other Person bound by this Agreement for breach of fiduciary duty for its good faith reliance on the provisions of this Agreement, and the provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities (by specifying a duty of care or otherwise) of any Covered Person to the Partnership or any Partner otherwise existing at law or in equity or otherwise, are agreed by the Partners to replace such duties and liabilities of such Covered Person.

15.4    Indemnification.
(a)    The Partnership agrees to indemnify, out of the assets of the Partnership only (including the proceeds of liability insurance and any amounts that the Partners may be required to contribute pursuant to paragraph 4.2), the General Partner, the Management Company, the tax matters partner, the Partnership Representative, the members of the Advisory Committee, and unless otherwise determined by the General Partner, their respective officers, employees, principals, managers, members, agents and Affiliates (the “Indemnified Parties”) to the fullest extent permitted by law and to save and hold them harmless from and in respect of all (i) fees, costs, and expenses, including reasonable legal fees, paid in connection with or resulting from any claim, action, suit, controversy, dispute, judgment, demand or proceeding against the Indemnified Parties that arise out of or in any way relate to the Partnership, its properties, business, or affairs, or any other enterprise for which such Indemnified Party is or was serving, as a director, officer, employee or otherwise, at the request of the Partnership and (ii) such claims, actions, suits, controversies, disputes, judgments, demands and proceedings and any losses, damages or liabilities resulting from such claims, actions, suits, controversies, disputes, judgments, demands, and proceedings, including amounts paid in settlement or compromise of any such claim, action, suit, controversy, dispute, judgment, demand and proceeding; provided, that such Indemnified Party acted in good faith and in the reasonable belief that such Indemnified Party’s action or inaction was in, or not opposed to, the best interest of the Partnership; and provided further, that this indemnity shall not extend (except in the case of members of the Advisory Committee or their constituent Limited Partners, who need only have acted in good faith in order to receive the benefit of indemnification under this paragraph 15.4) to any conduct which constitutes gross negligence, willful misconduct, recklessness or willful and material breach of the Agreement that results in a material adverse effect to the Limited Partners. Notwithstanding any of the foregoing, in no event shall the Partnership indemnify or advance fees and expenses for any “Internal Disputes”. For purposes of this paragraph 15.4, “Internal Dispute” shall refer to claims, actions and demands in which: (x) the General Partner or any of its Affiliates (including for this purpose, the General Partner’s members and managers) are pursuing a claim, action or demand solely against the General Partner or any of its Affiliates (including for this purpose the General Partner’s members and managers); and (y) neither the Partnership, nor any Parallel Fund, is a plaintiff or defendant in such claim, action or demand (or will, or could reasonably be expected to, receive any monetary benefit from the outcome of such proceeding).
(b)    At the election of the General Partner, expenses incurred by any Indemnified Party in defending a claim or proceeding covered by this paragraph 15.4 may, to the fullest extent permitted by law, be paid by the Partnership in advance of the final disposition of such claim or proceeding, provided the Indemnified Party undertakes in writing to repay such amount to the extent it is ultimately determined that such Indemnified Party was not entitled to be indemnified.

(c)    At its election, the General Partner may cause the Partnership to purchase and maintain insurance, at the expense of the Partnership and to the extent available, for the protection of any Indemnified Party or potential Indemnified Party against any liability incurred in any capacity which results in such Person being an Indemnified Party (provided that such Person is serving in such capacity at the request of the Partnership or the General Partner), whether or not the Partnership has the power to indemnify such Person against such liability. The General Partner may purchase and maintain insurance on behalf of and at the expense of the Partnership for the protection of any officer, director, manager, employee or other agent of any other organization in which the Partnership directly or indirectly owns an interest or of which the Partnership is a creditor against similar liabilities, whether or not the Partnership has the power to indemnify any Person against such liabilities.
(d)    The provisions of this paragraph 15.4 shall remain in effect as to each Indemnified Party whether or not such Indemnified Party continues to serve in the capacity that entitled such Person to be indemnified. The foregoing right of indemnification shall inure to the benefit of the executors, administrators, personal representatives, successors or assigns of each such Indemnified Party.
(e)    The rights to indemnification and advancement of expenses conferred in this paragraph 15.4 shall not be exclusive and shall be in addition to any rights to which any Indemnified Party may otherwise be entitled or hereafter acquire under any law, statute, rule, regulation, charter document, by-law, contract or agreement.
(f)    The General Partner may make, execute, record and file on its own behalf and on behalf of the Partnership all instruments and other documents (including one or more separate indemnification agreements between the Partnership and individual Indemnified Parties or Covered Persons) that the General Partner deems necessary or appropriate in order to extend the benefit of the provisions of this paragraph 15.4 to the Indemnified Parties and Covered Persons; provided that, such other instruments and documents authorized hereunder shall be on the same terms as provided for in this paragraph 15.4 except as otherwise may be required by applicable law.
(g)    The Partners intend that, to the maximum extent provided by law, as between (1) Portfolio Companies, (2) the Partnership, and (3) the General Partner or the Management Company (or an Affiliate thereof), this paragraph 15.4(g) shall be interpreted to reflect an ordering of liability for potentially overlapping or duplicative indemnification payments as follows: first, any applicable Portfolio Company shall have primary liability; second, the Partnership and any Successor Fund (if applicable) shall have secondary liability; and third, the General Partner, the Management Company and/or its Affiliates shall be liable only after exhausting all available indemnification and/or insurance resources of the applicable Portfolio Company and the Partnership. The possibility that an Indemnified Party may receive indemnification payments from a Portfolio Company shall not restrict the Partnership from making payments under this paragraph 15.4(g) to an Indemnified Party that is otherwise eligible for such payments, but such payments by the Partnership are not intended to relieve any Portfolio Company from liability that it would otherwise have to make indemnification payments to such Indemnified Party. If an Indemnified Party that has received indemnification payments from the Partnership actually receives indemnification payments from a Portfolio Company or under any insurance policy for the same damages, such Indemnified Party shall repay the Partnership as soon as practicable to the extent of such duplicative payments. Indemnification payments (if any) made to an Indemnified Party by the General Partner or the Management Company (or an Affiliate thereof) in respect of damages for which (and to the extent) such Indemnified Party is otherwise eligible for payments from the Partnership under this paragraph 15.4 and/or any Successor Fund under the limited partnership agreement or other governing agreement of such Successor Fund shall not relieve the Partnership and/or any Successor Fund from its obligation to such Indemnified Party and/or the General Partner or the Management Company (or any Affiliate thereof), as applicable, for such payments (and the General Partner and the Management Company shall not be required to provide any indemnification payments until the Partnership’s or any Successor Fund’s obligation to provide such benefits has been exhausted). To the extent that the Partnership is required to provide such indemnification payments pursuant to the terms of this Agreement, it hereby waives and releases the General Partner and the Management Company and their respective Affiliates (other than the Partnership and any Successor Funds), from any claims for contribution, subrogation or any other recovery of any kind in respect of indemnification payments paid by the Partnership. As used in this paragraph 15.4, “indemnification payments” made or to be made by a Portfolio Company shall be deemed to include (i) advancement of expenses with regard to indemnification obligations, (ii) payments made or to be made by any successor to the indemnification obligations of such Portfolio Company and (iii) payments made or to be made by or on behalf of such Portfolio Company (or such successor) pursuant to an insurance policy or similar arrangement.
15.5    Arbitration.
(a)    Except as otherwise agreed to in writing by the General Partner, any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract, or statute (including any claims of breach), or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (“Claim”), shall be resolved by final and binding arbitration (“Arbitration”) before three arbitrators (“Arbitrator”) selected from and administered by JAMS, Inc. (the “Administrator”) in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes. The arbitration shall be held in Los Angeles, California.
(b)    Depositions may be taken and full discovery may be obtained in any arbitration commenced under this provision.
(c)    The Arbitrator shall, within fifteen (15) calendar days after the conclusion of the Arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The Arbitrator shall be authorized to award compensatory damages, but shall not be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed. The Arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief he deems just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance.
(d)    Each party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Administrator and the Arbitrator; provided, however, that the Arbitrator shall be authorized to determine whether a party is substantially the prevailing party, and if so, to award to that substantially prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrator. Absent the filing of an application to correct or vacate the arbitration award under Title 10 of the Delaware Code sections 5713 through 5717, each party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.
(e)    BY AGREEING TO THIS BINDING ARBITRATION PROVISION, THE PARTIES UNDERSTAND THAT, EXCEPT AS OTHERWISE AGREED TO IN WRITING BY THE GENERAL PARTNER, THEY ARE WAIVING CERTAIN RIGHTS AND PROTECTIONS WHICH MAY OTHERWISE BE AVAILABLE IF A CLAIM BETWEEN THE PARTIES WERE DETERMINED BY LITIGATION IN COURT, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SEEK OR OBTAIN CERTAIN TYPES OF DAMAGES PRECLUDED BY THIS PARAGRAPH 15.5, THE RIGHT TO A JURY TRIAL, CERTAIN RIGHTS OF APPEAL, AND A RIGHT TO INVOKE FORMAL RULES OF PROCEDURE AND EVIDENCE.
(f)    This paragraph 15.5 shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including, to the extent applicable, the Uniform Arbitration Act (10 Del. C. § 5701 et seq.) (the “Delaware Arbitration Act”). If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this paragraph 15.5 shall be invalid or unenforceable under the Delaware Arbitration Act, to the extent applicable, or other applicable law, such invalidity shall not invalidate all of this paragraph 15.5. In that case, this paragraph 15.5 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this paragraph 15.5 shall be construed to omit such invalid or unenforceable provision.
15.6    Execution and Filing of Documents. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile, DocuSign or by electronic mail in portable document format (PDF) will be effective as delivery of a manually executed signature page of this Agreement.
15.7    Other Instruments and Acts. The Partners shall use commercially reasonable efforts to execute any other instruments or perform any other acts that are or may be reasonably necessary to effectuate and carry on the limited partnership created by this Agreement.
15.8    Binding Agreement. This Agreement shall be binding upon the transferees, successors, assigns, and legal representatives of the Partners.
15.9    Notices; Electronic Transmission of Reports. Any notice or other communication that one Partner desires to give to another Partner shall be in writing, and shall be deemed effectively given: (a) upon Personal delivery to the Partner to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be addressed to the other Partner at the address shown in the books and records of the Partnership or at such other address as a Partner may designate by ten (10) days’ advance written notice to the other Partners. In addition to the provisions in paragraph

11.7, the General Partner shall be entitled to transmit to Limited Partners by email the reports required by paragraphs 11.3, 11.4 and 11.5.
15.10    Power of Attorney. By signing this Agreement, each Limited Partner designates and appoints the General Partner its true and lawful representative and attorney-in-fact, in its name, place, and stead to make, execute, sign, acknowledge, deliver or file the Certificate of Limited Partnership and any amendment thereto and such other instruments, documents, or certificates that may from time to time be required of the Partnership by the laws of the United States of America, the laws of the state of the Partnership’s formation, or any other state in which the Partnership shall conduct its affairs in order to qualify or otherwise enable the Partnership to conduct its affairs in such jurisdictions. Such attorney is not hereby granted any authority on behalf of the Limited Partners to amend this Agreement except that as attorney for each of the Limited Partners, the General Partner shall have the authority to amend this Agreement and the Certificate of Limited Partnership (and to execute any amendment to the Agreement or the Certificate of Limited Partnership on behalf of itself and as attorney-in-fact for each of the Limited Partners) as may be required to effect:
(a)    Admission of additional Partners pursuant to Article 3;
(b)    Additional capital commitments pursuant to Article 4;
(c)    Transfers of Limited Partner interests pursuant to Article 9; and
(d)    Any other amendments of this Agreement adopted in accordance with paragraph 15.11 or the Certificate of Limited Partnership of the Partnership contemplated by this Agreement including, without limitation, amendments reflecting any action of the Partners duly taken pursuant to this Agreement whether or not such Partner voted in favor of or otherwise approved such action.
The foregoing grant of authority (i) is a special power of attorney coupled with an interest in favor of the General Partner and as such shall be irrevocable and shall survive the death or disability of a Partner that is a natural Person or the merger, dissolution or other termination of the existence of a Partner that is a corporation, association, partnership, limited liability company or trust, and (ii) shall survive the assignment by the Partner of the whole or any portion of its interest, except that where the assignee of the whole thereof has furnished a power of attorney, this power of attorney shall survive such assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect any permitted substitution of the assignee for the assignor as a Partner and shall thereafter terminate. Notwithstanding the foregoing, this power of attorney and the power of attorney granted in paragraphs 4.4(c) and 8.3(c)(ii) granted by each Limited Partner shall expire as to such Partner immediately after the dissolution of the Partnership or the amendment of the Partnership’s books and records to reflect the complete withdrawal of such Partner as a Partner of the Partnership. The execution of this power of attorney is not intended to, and does not, revoke any prior powers of attorney executed by each such Limited Partner. This power of attorney is not intended to, and shall not, be revoked by any subsequent power of attorney each such Limited Partner may execute. This power of attorney shall be governed by and construed in accordance with the internal laws of the State of Delaware.
15.11    Amendment.
(a)    Except as provided by clauses (a) – (c) of paragraph 15.10 and subject to paragraph 15.11(b), this Agreement may be amended only with the written consent of the General Partner and a Majority in Interest of the Limited Partners. Notwithstanding the foregoing, the General Partner may amend this

Agreement without the consent of any of the other Partners to reflect changes validly made in the membership of the Partnership and the capital contributions of the Partners.
(b)    Notwithstanding paragraph 15.11(a), (i) no amendment to the provisions of Article 13 may be made without the consent of each ERISA Partner, Governmental Plan Partner, Private Foundation Partner or BHC Partner who may be adversely affected by such amendment and (ii) no amendment may modify any provision regarding the limited liability of the Limited Partners without the consent of all of the Partners.
(c)    Notwithstanding paragraphs 15.11(a) and (b), no amendment of this Agreement may (i) modify any provision requiring the consent of more than a Majority in Interest of the Limited Partners without the consent of such higher Percentage in Interest, (ii) increase any Partner’s Capital Commitment or any Partner’s obligations or liabilities under this Agreement, unless such Partner has expressly consented in writing to such amendment, (iii) (1) modify the method of making Partnership allocations or distributions, modify the method of determining the Partnership Percentage of any Partner, reduce any Partner’s Capital Account, modify any provision of this Agreement pertaining to limitations on liability of the Limited Partners, or (2) change the restrictions contained in this paragraph 15.11(c), unless each Partner materially adversely affected thereby in a manner materially different than the other Partners has expressly consented in writing to such amendment, or (iv) modify the number of Advisory Committee members pursuant to paragraph 12.2 without the consent of the Advisory Committee.
(d)    The Partnership’s or General Partner’s (or its managers’, members’ or employees’) noncompliance with any provision hereof in any single transaction or event may be waived prospectively or retroactively in writing by the same Percentage in Interest of the Limited Partners that would be required to amend such provision pursuant to paragraphs 15.11(a), (b) or (c). No waiver shall be deemed a waiver of any subsequent event of noncompliance except to the extent expressly provided in such waiver.
15.12    Entire Agreement. This Agreement constitutes the full, complete and final agreement of the Partners and supersedes all prior agreements between the Partners with respect to the Partnership. Notwithstanding the provisions of this Agreement, including paragraph 15.11, or of any Subscription Agreement, it is hereby acknowledged and agreed that the General Partner on its own behalf or on behalf of the Partnership, without the approval of any Limited Partner or any other Person, may enter into a side letter or similar agreement to or with a Limited Partner that has the effect of establishing rights under, or altering or supplementing the terms of, this Agreement or of any Subscription Agreement. The parties hereto agree that any terms contained in a side letter or similar agreement to or with a Limited Partner shall govern with respect to such Limited Partner notwithstanding the provisions of this Agreement or of any Subscription Agreement.
15.13    Titles; Subtitles. The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in the interpretation of this Agreement.
15.14    Partnership Name. The Limited Partners acknowledge that the Partnership is using the name pursuant to a limited grant of the right to use the name from the Management Company, which right may be terminated during the term of the Partnership, that the name of the Partnership may be changed without the consent of the Limited Partners and that the Limited Partners have no rights to, or interest in, the name of the Partnership, any intellectual property associated therewith or any goodwill derived therefrom. No value shall be placed upon the name or the goodwill attached to it for the purpose of determining the value of any Partner’s Capital Account or interest in the Partnership.
15.15    Confidentiality.
(a)    This Agreement, the offering documents of the Partnership, any Subscription Agreement, and all financial statements, tax reports, portfolio valuations, reviews or analyses of potential or actual investments, reports or other materials and all other documents and information concerning the affairs of the Partnership and its investments, including, without limitation, information about the Portfolio Companies (collectively, the “Confidential Information”), that any Limited Partner may receive or that may be disclosed, distributed or disseminated (whether in writing, orally, electronically or by other means) to any Limited Partner or its representatives, including Confidential Information disclosed to members of the Advisory Committee, pursuant to or in accordance with this Agreement, or otherwise as a result of its ownership of an interest in the Partnership, constitute proprietary and confidential information about the Partnership, the General Partner, their respective Affiliates and the Portfolio Companies (the “Affected Parties”). Each Limited Partner acknowledges and agrees that the Affected Parties derive independent economic value from the Confidential Information not being generally known and that the Confidential Information is the subject of reasonable efforts to maintain its secrecy. Each Limited Partner further acknowledges and agrees that the Confidential Information is a trade secret, the disclosure of which is likely to cause substantial and irreparable competitive harm to the Affected Parties or their respective businesses.
(b)    Each Limited Partner agrees to hold all Confidential Information in confidence, and not to disclose any Confidential Information to any third party without the prior written consent of the General Partner. Notwithstanding the preceding sentence, each Limited Partner may disclose such Confidential Information: (i) to its officers, directors, trustees, equity owners, wholly-owned subsidiaries, Affiliates, employees and outside experts (including but not limited to its attorneys, accountants, investment advisers, auditors and representatives) on a “need to know” basis, so long as such Persons are bound by similar duties of confidentiality to the Partnership as such Limited Partner, and so long as such Limited Partner shall remain liable for any breach of this paragraph 15.15 by such Persons; (ii) to the extent that such information is required to be disclosed by applicable law in connection with any governmental, administrative or regulatory proceeding or filing (including any inspection or examination or any disclosure necessary in connection with a request for information made under a state or federal freedom of information act or similar law), after reasonable prior written notice to the General Partner (except where such notice is expressly prohibited by law); (iii) to the extent that the information provided by the Partnership is otherwise available in the public domain in the absence of any improper or unlawful action on the part of such Partner; or (iv) to other Limited Partners. Any Limited Partner seeking to make disclosure in reliance on the foregoing clause (ii) above, such Limited Partner shall use its commercially reasonable efforts to claim any relevant exception under such laws or obligations which would prevent or limit public disclosure of the Confidential Information and provide the General Partner immediate notice upon the Limited Partner’s receipt of a request for disclosure of any Confidential Information pursuant to such laws or obligations.
(c)    Each Limited Partner also agrees that any document constituting or containing, or any other embodiment of, any Confidential Information shall be returned to the Partnership upon the General Partner’s request. Notwithstanding any provision of this Agreement to the contrary, the General Partner may withhold disclosure of any Confidential Information (other than this Agreement or tax reports) to any particular Limited Partner if the General Partner reasonably determines that the disclosure of such Confidential Information to such Limited Partner may result in the general public gaining access to such Confidential Information or that such disclosure is not in the best interests of the Partnership or its investments; provided, however, that to the extent that any information is not delivered to a Limited Partner based on the General Partner’s exercise of its discretion under this sentence, such information shall be made available for review, but not copying, during regular business hours at a location mutually determined by the General Partner and such Limited Partner. In no event shall a Limited Partner be denied access to information deliverable pursuant to paragraph 11.5 of this Agreement. The Limited Partners acknowledge and agree that: (1) the Partnership, the General Partner and their respective Affiliates may acquire confidential information related to third parties (e.g., Portfolio Companies) that pursuant to fiduciary, contractual, legal or similar obligations may not be disclosed to the Limited Partners without violating such obligations; and (2) neither the Partnership, the General Partner nor their respective Affiliates shall be in breach of any duty under this Agreement or the Act in consequence of acquiring, holding or failing to disclose Confidential Information to a Limited Partner so long as such obligations were undertaken in good faith.
(d)    In addition, with respect to each Limited Partner that is subject to any “freedom of information,” “sunshine” or other law, rule or regulation that imposes upon such Limited Partner an obligation to make information available to the public (a “FOIA Limited Partner”), the Partnership hereby requests confidential treatment of the Confidential Information, and such Limited Partner shall use commercially reasonable efforts to take such action as necessary for such Confidential Information to be exempt from disclosure, to the maximum extent permitted under such law, rule or regulation. Notwithstanding anything contained in this paragraph 15.15 to the contrary, each FOIA Limited Partner may publicly disclose the following: (i) the FOIA Limited Partner’s status as a Limited Partner of the Partnership, (ii) the amount of such FOIA Limited Partner’s Capital Commitment, (iii) the total amount of such FOIA Limited Partner’s Capital Commitment that has been drawn down pursuant to capital calls, (iv) the total amount of distributions received by the FOIA Limited Partner from the Partnership, and (v) the FOIA Limited Partner’s net internal rate of return with respect to the Partnership’s performance as prepared by such FOIA Limited Partner; provided that any disclosure of the FOIA Limited Partner’s net internal rate of return shall state expressly or be accompanied by a statement that such information has been prepared by the FOIA Limited Partner and not the Partnership, the General Partner or any Affiliate thereof (collectively, the “Fund Level Information”). Only with respect to FOIA Limited Partners, for purposes of this paragraph 15.15, Confidential Information shall be deemed not to include Fund Level Information.
(e)    In addition, with respect to each Limited Partner that is a “fund of funds” or a similar pooled investment vehicle (but specifically excluding any pension, retirement or similar benefit plan) (a “Pooled Vehicle Partner”), the Pooled Vehicle Partner shall be permitted to make disclosure to its direct equity owners (expressly excluding permission to make disclosure to any indirect or other beneficial owners) that are subject to a written confidentiality agreement or obligation that provides a degree of protection to the Partnership comparable to that provided in this paragraph 15.15 of solely the following Confidential Information: (i) the Pooled Vehicle Partner’s status as a Limited Partner of the Partnership, (ii) the amount of such Pooled Vehicle Partner’s Capital Commitment, (iii) the total amount of such Pooled Vehicle Partner’s Capital Commitment that has been drawn down pursuant to capital calls, (iv) the total amount of distributions received by the Pooled Vehicle Partner from the Partnership, (v) the Pooled Vehicle Partner’s net internal rate of return with respect to the Partnership’s performance as prepared by such Pooled Vehicle Partner; provided that any disclosure of the Pooled Vehicle Partner’s net internal rate of return shall state expressly or be accompanied by a statement that such information has been prepared by the Pooled Vehicle Partner and not the Partnership, the General Partner or any Affiliate thereof, (vi) the net asset value of the Pooled Vehicle Partner’s interest in the Partnership (both cost and market value), (vii) such ratios and performance information calculated by the Pooled Vehicle Partner using the information in clauses (ii) through (vi) above, including the ratio of net asset value plus distributions to contributions (i.e., the “multiple”); provided that any disclosure of such ratios and performance information shall state expressly or be accompanied by a statement that such information has been prepared by the Pooled Vehicle Partner and not the Partnership, the General Partner or any Affiliate thereof, (viii) quarterly and annual reports summarizing the status of the Pooled Vehicle Partner’s investment in the Partnership (without disclosure of any information concerning a Portfolio Company, other than the name of such Portfolio Company, a description of the business of such Portfolio Company and information regarding the industry and geographic location of such Portfolio Company, the Partnership’s cost basis in each such Portfolio Company, the Partnership’s carry value of each investment in such Portfolio Company and, upon liquidity of any such Portfolio Company, the Partnership’s rate of return related to such investment (the “Portfolio Confidential Information”)), (ix) the name and address of the Partnership, the General Partner and the Principals, and (x) a description of the Partnership’s investment focus; provided, however, that no Pooled Vehicle Partner may provide Portfolio Confidential Information to an equity owner of such Pooled Vehicle Partner that would be a FOIA Limited Partner of the Partnership if such equity owner of the Pooled Vehicle Partner were a Limited Partner of the Partnership; other than the Fund Level Information that the Pooled Vehicle Partner would be able to disclose if it were a FOIA Limited Partner, if the General Partner reasonably determines that the disclosure of such information may result in the general public gaining access to such information or that such disclosure is not in the best interests of the Partnership or its investments; provided, further, that to the extent that any information is not delivered to such equity owner based on the General Partner’s exercise of discretion under this sentence, the Limited Partner may make such information available for review, but not copying, by such equity owner.
(f)    Each Limited Partner agrees to notify such Limited Partner’s attorneys, accountants and other similar advisers about their obligations in connection with this paragraph 15.15 and will further cause such advisers to abide by the aforesaid provisions of this paragraph 15.15. Notwithstanding the foregoing, no Limited Partner shall be liable to the Partnership for any breach of this paragraph 15.15 by any adviser of such Limited Partner if the adviser is bound by an obligation to keep such Confidential Information confidential and such Limited Partner agrees to enforce such obligation.
15.16    Liability for Third Party Reports. In no event shall the Partnership or the General Partner, or any of their respective Affiliates, have any liability to any Partner with respect to any information disseminated to any such Partner, where such information originated from any third party, including without limitation, any entity in which the Partnership has made an investment.
15.17    Anti-Money Laundering. Notwithstanding any other provision of this Agreement, the General Partner, in its own name and on behalf of the Partnership, shall be authorized without the consent of any Person, including any other Partner, to take such action as it determines in its sole discretion to be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures, including the actions contemplated in any Subscription Agreement related to the Partnership.
15.18    Partnership Legal Matters. Each Partner hereby agrees and acknowledges that:

(a)    Cooley LLP (“Cooley”) has been retained as legal counsel by the General Partner in connection with the formation of the Partnership and the offering of Limited Partner interests and in such capacity has provided legal services to the General Partner and the Partnership. The General Partner expects to retain Cooley to provide legal services to the General Partner and the Partnership in connection with the management and operation of the Partnership.
(b)    Cooley is not and will not represent the Limited Partners in connection with the formation of the Partnership, the offering of limited partner interests, the management and operation of the Partnership, or any dispute that may arise between the Limited Partners on the one hand and the General Partner and the Partnership on the other (the “Partnership Legal Matters”).
(c)    Each Limited Partner will, if it wishes counsel on a Partnership Legal Matter, retain its own independent counsel with respect thereto and, except as otherwise specifically provided by this Agreement, will pay all fees and expenses of such independent counsel.
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IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date first written above.

GENERAL PARTNER:                    LIMITED PARTNER:

OCV I GP, LLC                         j2 Global, Inc.    ____________
(Print name of investing entity)
By: /s/ Mark Yung______________             By: /s/ Scott Turicchi_______
Principal                 (signature)
Name: Scott Turicchi________
(print name)
Title: President and Chief Financial Officer

THE SECURITIES EVIDENCED BY THIS PARTNERSHIP AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT COVERING SUCH SECURITIES OR THE GENERAL PARTNER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE GENERAL PARTNER, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT.